UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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KNOWLES CORPORATION
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Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

www.knowles.com

Notice of Annual Meeting of Shareholders

April 3, 2014

Dear Fellow Shareholder:

On February 28, 2014, Knowles Corporation completed its spin-off from Dover Corporation and became an independent, publicly traded company. You are cordially invited to attend our first Annual Meeting of Shareholders at The Westin Lombard Yorktown Center, 70 Yorktown Shopping Center, Lombard, Illinois 60148 on Tuesday, May 13, 2014 at 1:00 p.m. local time, to be held for the following purposes:

1.	To elect three Class I directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

3.	To approve, on an advisory basis, named executive officer compensation; and

4.	To approve, on an advisory basis, the frequency of holding an advisory vote on named executive officer compensation.

All holders of record at the close of business on March 21, 2014 are entitled to vote at the meeting or any postponements or adjournments thereof. Your vote is very important. Whether or not you plan to attend the meeting, we urge you to review the proxy materials and vote your shares as soon as possible. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-690-6903, or (3) through the internet at www.proxyvote.com.

By authority of the Board of Directors,

THOMAS G. JACKSON

Secretary

PROXY STATEMENT

i

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

www.knowles.com

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

On February 28, 2014, Dover Corporation (“Dover” or our “former parent company”) distributed all of the issued and outstanding shares of Knowles to Dover shareholders. As a result, Knowles became an independent, publicly traded company. In this Proxy Statement we refer to this transaction as the “spin-off.” We are providing this Proxy Statement to our shareholders in connection with the solicitation of proxies by the Board of Directors for use at our first Annual Meeting of Shareholders (the “Meeting”). We are mailing the Notice of Meeting and this Proxy Statement to those shareholders to whom paper copies are being provided beginning on or about April 3, 2014.

Record Date

The record date for determining shareholders eligible to vote at the Meeting is March 21, 2014. As of the close of business on that date, we had outstanding 85,027,624 shares of common stock. Each share of common stock is entitled to one vote on each matter.

Date, Place and Time of Meeting

The 2014 Annual Meeting of Shareholders will be held at The Westin Lombard Yorktown Center, 70 Yorktown Shopping Center, Lombard, Illinois 60148 on Tuesday, May 13, 2014 at 1:00 p.m. local time.

Quorum

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

Shareholders of Record; Beneficial Owners

Most holders of our common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the Meeting. If you received or requested printed copies of the proxy materials, Knowles has enclosed a proxy card for you to use. You may also vote on the internet or by telephone as described in the proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote those shares in person at the Meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

Items of Business

There are four proposals scheduled to be voted on at the Meeting:

1.	the election of three Class I directors;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2014;

3.	an advisory vote to approve named executive officer compensation; and

4.	an advisory vote to approve the frequency of holding an advisory vote on named executive officer compensation.

Vote Required

A plurality of the votes cast at the Meeting is required to elect directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected as Class I directors. The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting. Proposal 3 is an advisory resolution that is not binding on Knowles. The affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting will be deemed to be approval by the shareholders of the resolution. Proposal 4 is a nonbinding, advisory vote on the frequency of holding an advisory resolution. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the shareholders’ recommendation as to the frequency of future say-on-pay votes. The ultimate frequency of future say-on-pay votes is at the discretion of the Board of Directors, and therefore the vote is not binding on Knowles. Our organizational documents do not provide for cumulative voting.

If you are a shareholder of record and sign and return your proxy card or vote electronically or by telephone without making any specific selection, then your shares will be voted as follows:

1.	FOR the election of each of the three nominees designated below to serve as Class I directors;

2.	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for 2014;

3.	FOR the proposal relating to approval of named executive officer compensation; and

4.	FOR holding an annual advisory vote on named executive officer compensation.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not provide your broker or nominee with voting instructions, the broker or nominee will have discretionary authority to vote on a routine matter. If your broker or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee will inform us that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” Only Proposal 2 will be considered a routine matter for the Meeting. Broker non-votes will not affect the outcome of the vote on Proposals 1 and 4 but will have the same effect as a vote against Proposals 2 and 3.

If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Proposals 1 and 4. However, they will have the same effect as a vote against Proposals 2 and 3.

Voting Procedures

If you are a shareholder of record, you may vote in person at the Meeting, over the internet, by telephone or by mail by following the instructions provided in our proxy materials. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.

Revoking Your Proxy

If you are a shareholder of record, whether you give your proxy over the internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by voting in person at the Meeting, by using the internet or the telephone or by mailing a new proxy card bearing a later date so long as it is received prior to the Meeting. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee as to whether and how you may revoke your proxy.

Shareholders Sharing the Same Address

Rules of the Securities and Exchange Commission (the “SEC”) permit us to deliver only one copy of the Proxy Statement to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called “householding,” reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive or have internet access to separate proxy cards.

If you are a shareholder of record and wish to receive a separate copy of the Proxy Statement, now or in the future, at the same address or if you are currently receiving multiple copies of the Proxy Statement at the same address and wish to receive only a single copy, please write to or call the Corporate Secretary, Knowles Corporation, 1151 Maplewood Drive, Itasca, Illinois 60143, telephone: (630) 250-5100.

Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the reasonable and actual costs of printing, mailing and soliciting proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to solicit brokerage houses and other custodians, nominees or fiduciaries, and to send proxies and proxy materials to the beneficial owners of such shares, for a fee of approximately $11,000 plus expenses.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of Class I Directors

Our Board of Directors consists of seven members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class I directors expires at the 2014 Annual Meeting of Shareholders. The Board proposes that the three nominees named below, each of whom is currently serving as a Class I director, be re-elected to Class I for a new term of three years expiring at the 2017 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified or their earlier removal, resignation or retirement.

Each of our current directors joined the Board in connection with our spin-off from our former parent company in February 2014. Messrs. Ergas, Niew, Cremin and Lochridge were elected to the Board based on the recommendation of our former parent company’s Governance and Nominating Committee. Messrs. Barnes, Jankov and Macleod were elected to the Board as a result of a director search initiated by our former parent company and the recommendation of our former parent company’s Governance and Nominating Committee. None of the nominees nor any current Class II or Class III directors have been elected by our public shareholders.

Proxies cannot be voted for more than the number of nominees proposed for re-election. If any nominee for election becomes unavailable to serve as a director before the Meeting, an event which we do not anticipate, the persons named as proxies may vote for a substitute nominee or nominees as may be designated by our Board of Directors for election at the Meeting. The three nominees receiving the highest number of votes cast will be elected as Class I directors.

The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other nominees to the Board, in collectively serving the long-term interests of all our shareholders. The Board prefers nominees to be independent of the company but believes it is desirable to have on the Board a representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. Given the global reach and the variety of technology businesses operated by Knowles, the Board considers multi-industry and multi-geographic experience a significantly favorable characteristic.

NOMINEES FOR DIRECTOR – CLASS I DIRECTORS – TERM IF ELECTED EXPIRING 2017

Director since February 2014

Jeffrey S. Niew

Age 47

Jeffrey S. Niew serves as President & Chief Executive Officer of Knowles (since September 2013). Mr. Niew previously served as a Vice President of Dover Corporation and as President and Chief Executive Officer of Dover Communication Technologies (from November 2011 to February 2014). Mr. Niew joined Knowles Electronics LLC (“Knowles Electronics”) in May 2000, and became Chief Operating Officer in January 2007, President in January 2008 and President and Chief Executive Officer in February 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group in California. Mr. Niew is currently a member of the Board of Directors of Advanced Diamond Technologies, Inc. and also serves as a member of the Advisory Board of the University of Illinois – College of Engineering.

Mr. Niew is Knowles’ current Chief Executive Officer and the Board believes it is desirable to have on the Board one active management representative to facilitate its access to timely and relevant information and its oversight of management’s long-term strategy, planning and performance. Mr. Niew brings to the Board considerable management experience and a deep understanding of Knowles’ history and operating model which he gained during more than 14 years in management positions at Knowles, including 7 years in senior management positions. His experience in all aspects of management and his passion for leadership development enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

Director since February 2014

Keith L. Barnes

Age 62

Keith L. Barnes has been self-employed as a private investor since June 2011 and is Chairman and CEO of Barnes Capital Management, a family office investment company. From 2006 through December 2010, Mr. Barnes served as a member of the Board of Directors and President and Chief Executive Officer of Verigy Ltd. (a provider of advanced semiconductor test solutions that was spun-off from Agilent in 2006). He continued to serve as Verigy’s Chairman of the Board until its acquisition in June 2011 by Advantest. Prior to that he was Chairman and Chief Executive

Officer (from 2003 to 2006) of Electroglas, Inc., an integrated circuit probe manufacturer. Mr. Barnes was Vice Chairman of the Board of Directors (from August 2002 to October 2003) of Oregon Growth Account and a management consultant. Mr. Barnes served as Chief Executive Officer (from 1995 to 2001) and Chairman of the Board of Directors (from 1998 to 2001) of Integrated Measurement Systems, Inc. (IMS), a manufacturer of engineering test stations and test software. Prior to becoming CEO of IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes is currently a member of the Board of Directors of Spansion, Inc. (a semiconductor manufacturer), Mentor Graphics Corporation (a provider of electronic design automation software) and JDS Uniphase Corporation (a provider of communications test and measurement solutions and optical products). He also serves on the boards of The Classic Wines Auction, and San Jose State University Tower Foundation. His previous board experience includes Intermec Inc. (a provider of data capture and mobile computing system solutions), Verigy Ltd., Cascade Microtech, Inc. (a developer of wafer probe solutions), Electroglas Inc. and DATAIO Corporation. Mr. Barnes graduated from San Jose State University with a Bachelor of Science degree in Environmental Science.

Mr. Barnes brings to the Board his extensive management experience as chairman and chief executive officer of several technology companies. His corporate and business strategy and marketing knowledge and service as a board member for several public technology companies bring important perspective and industry expertise to our Board. In addition, Mr. Barnes’ experience in international sales and manufacturing in China, Malaysia, Singapore, and Europe, as well as the United States, enables him to provide valuable input to the Board in its oversight of Knowles’ international operations.

Director since February 2014

Richard K. Lochridge

Age 70

Richard K. Lochridge is a Director of Dover (since 1999); the retired President of Lochridge & Company, Inc., a management consulting firm; a Director of The Lowe’s Company, Inc., a home improvement retailer and PETsMART, a pet supplies retailer; and a former Director of the John Harland Company, a printed products supplier.

Mr. Lochridge’s experience in management consulting makes him a valuable contributor to the Board and advisor to Knowles’ President & Chief Executive Officer as an expert on strategic planning, management styles, succession planning and similar matters. He worked many years with a major consulting company where a majority of his experience was with non-U.S. companies or covering international or global markets, and where he was for a time in charge of all international offices. His consulting work has enabled him to work closely with the boards and senior management of many public companies on complex and important transactions and projects in global arenas, giving him experience and insight that are beneficial to Knowles. In addition, over a period of 28 years, Mr. Lochridge has served on the boards of seven public companies, including the three on which he currently serves (excluding Knowles). On these boards, he has at various times served as non-executive chair and chair of the audit, finance and compensation committees.

CLASS II DIRECTORS – TERM EXPIRING 2015

Director since February 2014

Robert W. Cremin

Age 73

Robert W. Cremin is the Chairman (since May 2009) of the Board of Directors of Dover and is a Director of Dover (since 2005); a Director of Premera Blue Cross (since May 2010); a Director of the Pacific Northwest Ballet and Archilles International; and a former Chairman (from 2001 to 2011), Director (from 2001 to 2013), member of the Strategy & Technology Committee, President (from 1997 to 2009) and Chief Executive Officer (from 1999 to 2009) of Esterline Technologies Corporation, a manufacturer of aerospace and defense products. Mr. Cremin holds an MBA from Harvard University.

Mr. Cremin’s experience makes him a valuable contributor to the Board and advisor to Knowles’ President & Chief Executive Officer on matters involving business strategy, capital allocation and acquisition and divestiture opportunities. His experience as Chairman, President and CEO of Esterline and as Chairman of Dover allowed him to develop many skills that contribute to the effective functioning of Knowles’ Board. Under Mr. Cremin’s leadership, Esterline pursued a strategy that enabled it to grow its sales more than tenfold, in part by focusing on the markets it knew best, significantly expanding its investments in research and development, and cultivating a culture focused on lean manufacturing and velocity. In addition, his technical expertise and background in engineering contributes to the Board’s understanding and consideration of opportunities involving Knowles and the markets it serves.

Director since February 2014

Ronald Jankov

Age 55

Ronald Jankov leads the Processors and Wireless Infrastructure division of Broadcom Corp., a provider of semiconductor solutions for wired and wireless communications. He joined Broadcom in 2012 following its acquisition of NetLogic Microsystems Inc., a fabless semiconductor company that went public in 2004, where Mr. Jankov served as President, Chief Executive Officer and as a member of its Board of Directors (from 2000 to 2012). Previously, Mr. Jankov served as Vice President of Sales and then Vice President and General Manager for the Multimedia Division (from 1995 to 1999) of NeoMagic Corporation, as Vice President (from 1994 to 1995) of Cyrix Corporation and as founder (from 1990 to 1994) of Accell Corp., an advanced semiconductor engineering support and technical sales firm. Mr. Jankov has a Bachelor of Science degree from Arizona State University.

As a successful technology entrepreneur, Mr. Jankov brings valuable insights and a unique perspective into the product, the technology and the market, and also contributes to the strategic vision for Knowles as a result of his expertise in growth via acquisitions and development of innovations. He brings extensive hands-on deal-making experience through his leadership of several ventures through an IPO or a sale to a strategic buyer. Furthermore, as a public technology company chief executive officer, he has developed substantial knowledge, understanding and skill in building and managing a technology company such as Knowles.

CLASS III DIRECTORS – TERM EXPIRING 2016

Director since February 2014

Jean-Pierre M. Ergas

Age 74

Jean-Pierre M. Ergas serves as Chairman of Knowles’ Board of Directors. Mr. Ergas is a private investor. Since 2010, he has been the Managing Partner of Ergas Ventures, LLC. He is also a Director (since 1995), former Chairman of the Board of Directors (from 2000 to 2010), and Chief Executive Officer (from 2000 to 2007) of BWAY Corporation, a steel and plastic container manufacturer. Mr. Ergas is a Director of Dover (since 1994), and is chair of Dover’s Governance and Nominating Committee. Mr. Ergas also serves as a Director and member of the Audit Committee of Plastic Omnium, a manufacturer of automotive components and plastic products. Mr. Ergas brings to the Board substantial international management experience as a former Chief Executive Officer and Chairman of five companies in the U.S. and Europe (namely, BWAY Corporation, American National Can Company, Cedegur Pechiney, Cebal S.A. and Alcan Europe), and senior executive at Pechiney S.A. and Alcan Aluminum Limited. Mr. Ergas holds an MBA from Harvard University.

Drawing on his background, knowledge and experience managing all aspects of international businesses, including privatizations, acquisitions, cross-border transactions, post-merger integrations, productivity and performance initiatives, Mr. Ergas provides important advice to Knowles’ President & Chief Executive Officer and contributes to the Board’s oversight of matters involving Knowles’ operation in international markets, business development and corporate strategies, as well as acquisition and divestiture activities.

Director since February 2014

Donald Macleod

Age 65

Donald Macleod served as Chief Executive Officer (from 2009 to 2011) of National Semiconductor Corporation, an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming Chief Executive Officer, including Chief Operating Officer (from 2001 to 2009), and Chief Financial Officer (from 1991 to 2001). He also served as the Chairman of the Board (from 2010 to 2011) of National Semiconductor. Mr. Macleod currently serves as Chairman of the Board (since 2012) of Intersil Corporation, a manufacturer and marketer of analog, mixed-signal and power management integrated circuits, and as a Director (since 2007) of Avago Technologies Limited, a global manufacturer of optoelectronics and analog interface components. Mr. Macleod also serves on the Board of Directors of a privately-held company, and also serves as a Trustee of The Saltire Foundation, a registered, independent Scottish charity whose mission is to advance business education and leadership through the provision of worldwide internships for Scottish students and fellows. Mr. Macleod holds a Bachelor of Science degree in economics and an Honorary Doctor of the University degree from the University of Stirling in Scotland. He is a member of the Institute of Chartered Accountants of Scotland.

Mr. Macleod’s qualifications to serve as a director include his strategic perspective in product portfolio, supply chain and guiding financial performance developed through his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States). As a member of the board of directors of several publicly-traded semiconductor companies, he has also gained substantial knowledge and understanding of how to successfully operate a technology company like Knowles. Furthermore, Mr. Macleod brings significant accounting and finance qualifications and experience to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES FOR CLASS I DIRECTOR.

Board of Directors and Committees

All of our directors, with the exception of Mr. Niew, satisfy all the criteria for being “independent” members of our Board. This includes the criteria established by the SEC and the New York Stock Exchange (“NYSE”) Listing Standards, as well as our standards for classification as an independent director which are available on our website at investor.knowles.com.

Our Board has three standing committees – the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board of Directors has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined in the SEC rules and as “financially literate” as defined in the NYSE Listing Standards. In considering the composition of the Audit Committee, the Board noted that Mr. Barnes serves simultaneously on three other public company audit committees, but it determined that this would not impair the ability of Mr. Barnes to effectively serve on the Audit Committee.

The spin-off from our former parent company occurred in February 2014. Until that time, Knowles was a private company without an independent board. Our current directors joined our Board in February 2014. Accordingly, our Board of Directors and committees as presently constituted did not hold any meetings in 2013.

The table below sets forth a summary of our committee structure and membership information.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Jean-Pierre M. Ergas*	✓		✓
Jeffrey S. Niew
Keith L. Barnes	Chair		✓
Robert W. Cremin	✓		✓
Ronald Jankov		✓	✓
Richard K. Lochridge		Chair	✓
Donald Macleod		✓	Chair

*	Chairman of the Board of Directors

Audit Committee

The primary functions of the Audit Committee consist of:

•	selecting and engaging our independent registered public accounting firm (“independent auditors”);

•	overseeing the work of our independent auditors and our internal audit function;

•	approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting.

The Audit Committee’s responsibilities, authority and resources are described in greater detail in its written charter. For additional information, see “Items to be Voted Upon – Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm – Audit Committee Report” elsewhere in this Proxy Statement.

Compensation Committee

The Compensation Committee, together with our independent directors, approves compensation for our Chief Executive Officer. The Compensation Committee also:

•	approves compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	grants awards and approves payouts under our equity plans and our Annual Executive Incentive Plan;

•	approves changes to our compensation plans;

•	reviews and recommends compensation for the Board of Directors;

•	oversees the succession planning and management development programs; and

•	supervises the administration of the compensation plans.

The Compensation Committee’s responsibilities, authority and resources are described in greater detail in its written charter.

Governance and Nominating Committee

The Governance and Nominating Committee develops and recommends corporate governance principles to our Board. The Governance and Nominating Committee also:

•	identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board; and

•	makes recommendations to our Board concerning the structure and membership of the Board committees.

The Governance and Nominating Committee’s responsibilities, authority and resources are described in greater detail in its written charter. For a discussion of the committee’s procedures for selecting nominees to our Board, see “Items to be Voted Upon – Proposal 1 – Election of Directors – Qualifications and Nominations of Directors.”

Corporate Governance

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Knowles’ corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

Our Board of Directors has adopted written corporate governance guidelines that set forth the responsibilities of our Board and the qualifications and independence of its members and the members of its standing committees. In addition, our Board and its committees have adopted, among other codes and policies, a code of business conduct and ethics setting forth standards applicable to all of our companies and their employees, a code of ethics for our Chief Executive Officer and senior financial officers, policies prohibiting our employees from buying or selling instruments to hedge against decreases in the market value of Knowles’ equity securities, and charters for each of its standing committees. All of these documents (referred to collectively as “governance materials”) are available on our website at investor.knowles.com.

Director Independence

Our Board has determined that at least two-thirds of its members and all of the members of its Audit, Compensation, and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the NYSE, the SEC and Knowles. Our Board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the Board determines that he or she has no material relationship with Knowles, directly or as an officer, shareholder or partner of an organization that has a material relationship with Knowles.

Our Board has determined that each of the current members of the Board, except for Jeffrey S. Niew, has no material relationship with Knowles and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of our Board, except for Mr. Niew, meet the Knowles Standards for Director Independence, which are available on our website at investor.knowles.com.

Board Leadership Structure and Risk Oversight

Our Board has adopted a structure whereby the Chairman of the Board is an independent director. We believe that having a chairman independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our company’s strategy and performance. Our Chief Executive Officer is also a member of the Board of Directors as the management representative on the Board. We believe this is important to make information and insight directly available to the directors in their deliberations. This structure gives us an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

Our Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks and communicates with management about these processes. We plan to establish a risk assessment team consisting of senior executives, which annually will oversee an assessment made at the operating units of the risk at those levels and, with that information in mind, perform an assessment of the overall risks our company may face. Each quarter this team will reassess the list at the Knowles level, the severity of these risks and the status of efforts to mitigate them, and report to the Board on that reassessment.

Director Attendance at Shareholders Meetings

Our directors are expected to attend the annual shareholders meeting. Given that the separation from our former parent company occurred in February 2014, we did not hold an annual shareholders meeting in 2013.

Executive Officer Stock Ownership

Our Board has adopted a policy that executive officers are expected to hold a number of shares with a value at least equal to a multiple of their annual salary.

Directors’ Meetings; Self-evaluations

Our directors meet at regularly scheduled executive sessions at least quarterly without management representatives. Mr. Ergas, as Chairman of the Board of Directors, presides at these sessions. If Mr. Ergas is determined to no longer be an independent director or is not present at any of these sessions, the Chair of the Governance and Nominating Committee, who is currently Mr. Macleod, will preside. Our Board and its committees will conduct annual self-evaluations of their performance.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The Audit Committee holds regular quarterly meetings at which it meets separately with each of our independent registered public accounting firm, PwC, our head of internal audit, financial management and our general counsel to assess certain matters including the status of the independent audit process, management’s assessment of the effectiveness of internal control over financial reporting and the operation and effectiveness of our compliance program. In addition, the Audit Committee, as a whole, reviews and meets to discuss the contents of each Form 10-Q and Form 10-K (including the financial statements) prior to its filing with the SEC. Management has a Disclosure Controls and Procedures Committee, which includes among its members our chief financial officer, our controller, our treasurer, our head of investor relations, our head of tax, our head of internal audit and our general counsel. This management committee meets at least quarterly to review our earnings release and quarterly or annual report, as the case may be, for the prior quarter and our disclosure controls and procedures.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbox Act”), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to Knowles, in care of our Corporate Secretary or through the communications coordinator, an external service provider, by mail, fax, telephone or via the internet as described in our Code of Business Conduct and Ethics available on our website. The communications coordinator forwards such communications to Knowles’ general counsel without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with our Board and the non-management directors in any of these same manners. Such communications are forwarded to the chair of the Governance and Nominating Committee and our general counsel.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our senior executive officers or directors, any of their immediate family members or any of our 5% shareholders have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and in an amount that exceeds $120,000, it would be subject to review and approval by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are available with the governance materials on our website.

Under the procedures, management determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves or rejects the transaction. If the proposed transaction is immaterial or it is impractical or undesirable to defer the proposed transaction until the next committee meeting, the chair of the committee decides whether to (i) approve the transaction and report the transaction at the next meeting or (ii) call a special meeting of the committee to review and approve the transaction. Should the proposed transaction involve the Chief Executive Officer or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve or reject the transaction. No director may participate in the review of any transaction in which he or she is a related person.

Compensation Consultant Independence and Fee Disclosure

The Compensation Committee has the authority and discretion to retain external compensation consultants and other advisors as it deems appropriate. On February 28, 2014, the Compensation Committee adopted a policy to provide for the continuing independence and accountability to the committee of any advisor retained by the committee to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee’s advisors and Knowles, while permitting management limited ability to access the advisors’ knowledge of Knowles for compensation matters. In order to ensure the independence of the compensation consultant, the consultant reports directly to the Compensation Committee and works specifically for the committee solely on compensation and benefits. Under the policy, the committee will annually review and pre-approve services that may be provided by the independent advisor to management without further committee approval. Compensation Committee approval is required prior to management retaining the committee’s independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

The Compensation Committee looks to its independent compensation consultant to periodically review and advise on the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee’s consultant.

On February 28, 2014, the Compensation Committee approved the engagement of Semler Brossy as its independent compensation consultant. Semler Brossy provides no other services to, and has no other relationship with, Knowles. Semler Brossy focuses on executive compensation matters and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.

Qualifications and Nominations of Directors

The Governance and Nominating Committee considers and recommends to the Board of Directors nominees for election to, or for filling any vacancy on, our Board in accordance with our by-laws, our governance guidelines, and the committee’s charter. The committee periodically reviews the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of our Board as a whole. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to our Board, in collectively serving the long-term interests of all our shareholders. The committee also considers members’ qualifications as independent directors (the Board requires that at least two-thirds of its members be independent), the financial literacy of members of the Audit Committee, the qualification of Audit Committee members as “audit committee financial experts,” and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. The

Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its shareholders. We believe it appropriate and important that at least one key member of Knowles’ management participate as a member of our Board. In appropriate circumstances this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by shareholders in the same manner as nominees recommended from other sources. Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, in care of the Corporate Secretary or through our communications coordinator. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee or using our proxy material, must comply with the procedures in our by-laws.

Directors’ Compensation

Our non-employee directors receive annual compensation in an amount our Board sets from time to time. The compensation is payable partly in cash and partly in common stock, in an allocation our Board may adjust from time to time. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.

Effective as of the spin-off from our former parent company in February 2014, non-employee director compensation was set as follows:

•	an annual retainer of $200,000, payable $65,000 in cash and $135,000 in stock;

•	Board Chairman — additional retainer of $100,000, payable in cash; and

•	Committee Chairs — additional retainer of $10,000, payable in cash.

In addition, all non-employee directors received a one-time stock grant on March 7, 2014. For Messrs. Ergas, Barnes, Jankov and Macleod, the stock had a grant date fair market value equal to $100,000, and for Messrs. Cremin and Lochridge, the stock had a grant date fair market value equal to $50,000. These awards were granted under the 2014 Equity and Cash Incentive Plan. Pursuant to a Nonemployee Director Deferral Program adopted by the Compensation Committee on February 28, 2014, each non-employee director may elect to defer the receipt of all (but not less than all) of the shares earned in a calendar year until termination of services as a non-employee director or, if earlier, until a specified date elected by the non-employee director that is at least one year and not more than 15 years after the date of grant.

Prior to the spin-off from our former parent company, members of our Board did not receive any compensation for service as a director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 21, 2014 (except as otherwise stated), of our common stock by:

•	each director and each of our executive officers named in “Executive Compensation – Summary Compensation Table” (“NEOs”);

•	all of the directors and executive officers as a group, including the NEOs; and

•	each person known to us to own beneficially 5% or more of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 85,027,624 shares of common stock outstanding on March 21, 2014. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options or stock settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of the record date have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Fractional shares held in each of the NEO’s 401(k) accounts as well as the 401(k) accounts of the other officers of Knowles have been rounded down.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated, the business address for all directors and executive officers is c/o Knowles Corporation, 1151 Maplewood Drive, Itasca, Illinois 60143.

Name of Beneficial Owner	Number of Shares		Percentage
Directors (except Mr. Niew):
Jean-Pierre M. Ergas	25,046	(1)	*
Keith L. Barnes	3,386	(2)	*
Robert W. Cremin	8,677	(3)	*
Ronald Jankov	3,386		*
Richard K. Lochridge	8,894	(4)	*
Donald Macleod	3,386	(5)	*
NEOs:
Jeffrey S. Niew	92,296	(6)	*
John S. Anderson	893	(7)	*
Michael A. Adell	14,728	(8)	*
Raymond D. Cabrera	14,438	(9)	*
David W. Wightman	73,751	(10)	*
Directors and executive officers as a group (19 persons)	266,743	(11)	*
5% Shareholders:
BlackRock, Inc.	4,865,039	(12)	5.7%
The Vanguard Group	4,648,842	(13)	5.5%
State Street Corporation	4,447,730	(14)	5.2%

* Less than one percent.

(1)	Includes 21,660 shares owned jointly with Mr. Ergas’ spouse.

(2)	Reflects 3,386 shares the receipt of which has been deferred until March 7, 2016.

(3)	Includes 6,984 shares held by a trust of which Mr. Cremin is the trustee.

(4)	Includes 5,718 shares held by a trust of which Mr. Lochridge is the trustee, 1,483 shares held in a ROTH IRA held by a trust owned by Mr. Lochridge and 1,693 shares the receipt of which has been deferred until after the termination of Mr. Lochridge’s service as a director.

(5)	Reflects 3,386 shares the receipt of which has been deferred until after the termination of Mr. Macleod’s service as a director.

(6)	Reflects 92,143 shares in respect of SSARs and 153 shares held under Knowles’ 401(k) plan.

(7)	Includes 93 shares held under Knowles’ 401(k) plan.

(8)	Reflects 14,438 shares in respect of SSARs and 290 shares held under Knowles’ 401(k) plan.

(9)	Reflects 14,438 shares in respect of SSARs.

(10)	Reflects 7 shares owned jointly with Mr. Wightman’s spouse, 73,712 shares in respect of SSARs and 32 shares held under Knowles’ 401(k) plan.

(11)	In addition to the beneficial ownership reported for the identified directors and NEOs, the number of shares reported in the table above as beneficially owned by the identified directors and all executive officers as a group is based on the following shares owned by our executive officers that are not NEOs: 1,740 shares held directly, 1,000 shares held jointly with a spouse, 14,438 shares in respect of SSARs and 684 shares held under Knowles’ 401(k) plan.

(12)	Based on information contained in a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. with respect to its beneficial ownership of shares in Dover (“BlackRock 13G/A”). BlackRock, Inc.’s offices are located at 40 East 52nd Street, New York, New York 10022. Based on information contained in the BlackRock 13G/A, as of December 31, 2013, BlackRock, Inc. had sole voting power with respect to 7,627,441 shares of Dover common stock and sole dispositive power with respect to 9,730,079 shares of Dover common stock.

(13)	Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group with respect to its beneficial ownership of shares in Dover (“Vanguard 13G/A”). The Vanguard Group’s offices are located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Based on information contained in the Vanguard 13G/A, as of December 31, 2013, The Vanguard Group had sole voting power with respect to 281,000 shares of Dover common stock, sole dispositive power with respect to 9,035,373 shares of Dover common stock, and shared dispositive power with respect to 262,311 shares of Dover common stock.

(14)	Based on information contained in a Schedule 13G filed with the SEC on February 3, 2014 by State Street Corporation with respect to its beneficial ownership of shares in Dover (“State Street 13G”). State Street Corporation’s offices are located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. Based on information contained in the State Street 13G, as of December 31, 2013, State Street Corporation had shared voting power and shared dispositive power with respect to 8,895,461 shares of Dover common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that our directors and certain of our officers file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Because the spin-off from our former parent company occurred in February 2014, no such reports were required to be filed by our directors and officers during 2013.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the independent registered public accounting firm of PricewaterhouseCoopers LLC (“PwC”) to audit the annual accounts of Knowles and its subsidiaries for 2014. PwC audited the financial statements for the company since 2013. Representatives of PwC are not expected to be present at the Meeting.

Although shareholder ratification of PwC’s appointment is not required by Knowles’ bylaws or otherwise, our Board of Directors is submitting the ratification of PwC’s appointment for the year 2014 to Knowles’ shareholders. If the shareholders do not ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain PwC as Knowles’ independent registered public accounting firm for the year 2014 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PwC, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Knowles’ interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2014.

Audit Committee Report

In accordance with the requirements of the Sarbox Act, the related SEC rules and the NYSE Listing Standards, the Board of Directors of our former parent company, on behalf of Knowles, engaged the independent registered public accounting firm PwC to audit the annual accounts of Knowles and its subsidiaries for 2013.

The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control or auditing the financial statements. Knowles’ management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and, beginning in 2015, assessing the effectiveness of internal control over financial reporting. Knowles’ independent auditors are responsible for auditing the financial statements and, beginning in 2015, expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope for the audit of Knowles’ 2013 financial statements. The Audit Committee met with PwC, with and without Knowles management present, to discuss the results of PwC’s examination, their assessment of Knowles’ internal control and the overall quality of Knowles’ financial reporting.

The Audit Committee reviewed and discussed, with both the management of Knowles and PwC, Knowles’ 2013 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The Audit Committee also (1) discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with PwC its independence, including any relationships or permitted non-auditing services described below under “Relationship with Independent Registered Public Accounting Firm,” that might impact PwC’s objectivity and independence.

Based upon the discussions and review referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2013 be included in Knowles’ Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee:	Keith L. Barnes (Chair)
Jean-Pierre M. Ergas
Robert W. Cremin

Relationship with Independent Registered Public Accounting Firm

As discussed above, the independent registered public accounting firm of PwC is the independent registered public accounting firm selected by the Audit Committee to audit our annual accounts and those of our subsidiaries for 2014.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbox Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for consolidated auditing services to us and our subsidiaries for the year ended December 31, 2013 was $5,469,000. Of such amount, $3,719,000 related to the Registration Statements on Form 10 and Form S-8 that we filed in connection with the spin-off. No independent registered public accounting firm provided any auditing services to us or our subsidiaries for the year ended December 31, 2012.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the audit of our financial statements, such as due diligence services pertaining to potential business acquisitions and dispositions and consultations concerning the accounting and disclosure treatment of events and the impact of final or proposed rules and standards. No such fees were paid to, or accrued for, PwC for the year ended December 31, 2013. No independent registered public accounting firm provided any audit-related services to us or our subsidiaries for the year ended December 31, 2012.

Tax Fees. Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for tax services to us and our subsidiaries for the year ended December 31, 2013 was $21,000. No independent registered public accounting firm provided any tax services to us or our subsidiaries for the year ended December 31, 2012.

All Other Fees. Other fees include fees for non-audit services not listed above that do not impair the independence of the auditor and are not prohibited by the SEC or Public Company Accounting Oversight Board. No such fees were paid to, or accrued for, PwC for the year ended December 31, 2013. No independent registered public accounting firm provided any other non-audit related services to us or our subsidiaries for the year ended December 31, 2012.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has traditionally provided, the Audit Committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the Audit Committee allow the pre-approval by the Audit Committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the Audit Committee prior to such services being performed by the independent auditors. In addition, pre-approved services which are expected to exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the independent auditors and management are required to provide detailed information to the

Audit Committee at the time of approval. The Audit Committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related, tax and non-audit-related services of PwC during 2013 listed above under “Fees Paid to Independent Registered Public Accounting Firm” were pre-approved by the independent audit committee of our former parent company specifically or pursuant to procedures similar to those outlined above.

Proposal 3 — Advisory Resolution to Approve Named Executive Officer Compensation

As mandated by Section 14A of the Exchange Act, Knowles is required to offer our shareholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the rules of the SEC. Our shareholders are also entitled, at least once every six years, to provide an advisory nonbinding vote on how frequently the shareholders should be entitled to provide an advisory vote on the compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation.

As noted in our Compensation Discussion and Analysis, on February 28, 2014, our former parent company, Dover Corporation, completed the spin-off of Knowles into an independent, publicly-traded company. Prior to such date, Knowles was a wholly owned subsidiary of Dover and Dover’s senior management and the Compensation Committee of Dover’s Board of Directors determined Knowles’ past compensation. From and after the distribution, Knowles’ Compensation Committee and Board of Directors is responsible for Knowles’ executive compensation strategy.

As part of Dover, our executive compensation programs were designed to support the attraction, retention, and development of Dover’s senior management by providing market competitive compensation opportunities. Dover’s compensation programs were designed to reward management for the achievement of financial and operational results, while aligning the executives’ financial interests with those of Dover’s shareholders.

Following the spin-off, Knowles’ executive compensation programs are designed to ensure a strong linkage between pay and performance while enabling Knowles to attract and retain the top talent needed to drive Knowles’ long-term success. Executive compensation will be aligned with Company, business unit and individual performance objectives. Knowles’ executive compensation is highly leveraged, with a large majority of the total compensation at risk.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that Knowles’ shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Knowles’ Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory and therefore not binding on Knowles, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4 — Advisory Vote on the Frequency of Holding an Advisory Vote on Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act, Knowles is required to submit to shareholders an advisory vote as to whether the shareholder advisory vote to approve the compensation of its named executive officers — Proposal No. 3 above — should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for Knowles. Therefore, the Board recommends that you vote for an annual advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The following resolution will be presented to our shareholders at the Meeting:

“RESOLVED, that the option of once every one year, two years or three years, whichever receives the highest number of votes cast for this resolution, will be determined to be the preferred frequency with which Knowles is to hold an advisory shareholder vote to approve Knowles’ compensation of its named executive officers, as set forth in Knowles’ proxy statement.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or Knowles, the board may decide that it is in the best interests of our shareholders and Knowles to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS SET FORTH IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction & Executive Summary

On February 28, 2014, our former parent company, Dover Corporation, completed the spin-off of Knowles into an independent, publicly-traded company. Prior to such date, Knowles was a wholly owned subsidiary of Dover and Dover’s senior management and the Compensation Committee of Dover’s Board of Directors (the “Dover Committee”) determined Knowles’ past compensation. This Compensation Discussion and Analysis focuses primarily on Dover’s compensation policies and decisions for 2013 and the process for determining 2013 compensation while Knowles was part of Dover. It also outlines certain aspects of Knowles’ post-distribution executive compensation policies. From and after the distribution, Knowles’ Compensation Committee and Board of Directors is responsible for Knowles’ executive compensation strategy.

Historically

Dover’s executive compensation programs are designed to support the attraction, retention, and development of Dover’s senior management by providing market competitive compensation opportunities, utilizing median compensation for each position as the benchmark. The programs reward management for the achievement of financial and operational results, while aligning the executives’ financial interests with those of Dover’s shareholders. Dover’s executive compensation is highly leveraged. The at-risk portion of a Dover executive’s compensation consists of an annual cash incentive, as well as long-term cash and equity incentives. Executive perquisites are very limited, and benefits offered to executives are generally consistent with those offered to non-executive employees.

Going Forward

Knowles’ executive compensation programs are designed to ensure a strong linkage between pay and performance while enabling Knowles to attract and retain the top talent needed to drive Knowles’ long-term success. Executive compensation is aligned with Company, business unit and individual performance objectives. Total compensation is targeted to the median of the relevant external market with the opportunity to earn above-median pay for achieving exceptional results.

Knowles’ executive compensation is highly leveraged, with a large majority of the total compensation at risk. Knowles’ compensation programs reward executives for the achievement of financial and operational results and align their long-term personal financial objectives with the interests of Knowles’ shareholders. The three primary components of Knowles’ executive compensation program are: (1) base salary, (2) “at risk” annual cash incentive, and (3) “at risk” long term equity awards. Knowles’ executives receive benefits and perquisites generally consistent with those offered to similarly situated employees at Knowles. The annual cash incentive payout is based on predetermined performance objectives. The long-term compensation consists of a mixture of (1) stock options or SSARs in countries where stock options present tax or regulatory issues and (2) Restricted Stock Units (“RSUs”). Consistent with recent spin-offs from large public companies, Knowles offered select executives special one-time equity grants, consisting of both stock options and RSUs. Dover equity grants held by Knowles employees were converted to Knowles equity grants at the time of the spin-off.

In addition, in connection with the spin-off, we adopted the Knowles Executive Severance Plan, Knowles Corporation Senior Executive Change-in-Control Severance Plan, Knowles Corporation 2014 Equity and Cash Incentive Plan providing for a variety of equity-based and cash awards, Knowles Corporation Executive Officer Annual Incentive Plan providing for the opportunity to receive annual cash incentive awards and Executive Stock Ownership Guidelines. We believe that each of these arrangements supports our goals of providing a strong linkage between pay and performance while enabling us to attract and retain the top talent needed to drive our long-term success.

This Compensation Discussion and Analysis presents historical compensation information for the following individuals, whom Knowles refers to as its Named Executive Officers (“NEOs”) and who will hold the positions below:

•	Jeffrey S. Niew, Knowles President & Chief Executive Officer

•	John S. Anderson, Knowles Senior Vice President & Chief Financial Officer

•	David W. Wightman, Co-President, Specialty Components – Precision Devices

•	Michael A. Adell, Co-President, Mobile Consumer Electronics – Microphones

•	Raymond D. Cabrera, Knowles Senior Vice President, Human Resources & Chief Administrative Officer

The contents of this Compensation Discussion and Analysis are organized into four sections:

Section 1 - Dover Compensation Decision Making for 2013

Section 2 - 2013 NEO Compensation Decisions

Section 3 - Compensation Components

Section 4 - Other Compensation Programs and Policies

Decisions regarding the variable compensation of Knowles’ NEOs for 2013 were made by the Dover Committee and Dover’s senior management, utilizing the full-year financial results that included the businesses placed in discontinued operations in 2013.

Section 1 — Dover Compensation Decision Making for 2013

Process

The process for making executive compensation decisions at Dover for 2013 began with goal setting at the beginning of the year and concluded with the actual incentive compensation payout decisions in early 2014. The process is designed to allow the Dover Committee, the Dover Board, and Dover management time to reflect on and discuss information before being asked to approve a proposal or make decisions. The process for 2013 compensation decisions for Knowles’ NEOs involved the following parties: the Dover Committee, Dover’s CEO, Dover Communication Technologies’ CEO (Mr. Niew), and the independent consultant advising the Dover Committee. The roles of each in making the 2013 compensation decisions were as follows:

The Dover Committee. The Dover Committee is responsible to Dover’s Board for overseeing the development and administration of Dover’s compensation and benefits policies and programs. In addition to making recommendations to the independent directors of Dover’s Board as to the compensation of Dover’s CEO, the Dover Committee, which consists of five independent directors, is responsible for reviewing and approving all compensation recommendations for direct reports to Dover’s CEO, including Mr. Niew. The Dover Committee is supported in its work by the Dover Human Resources department and by its independent compensation consultant, Semler Brossy.

Dover’s Chief Executive Officer. Each year, within the guidelines approved by the Dover Committee and based on Dover management’s review of competitive market data, Dover’s Chief Executive Officer recommends to the Dover Committee the salaries, annual incentive awards, and long-term incentive awards for his direct reports, including Mr. Niew. In addition to market data and trends, these recommendations are based upon his assessment of each officer’s performance, the performance of the individual’s respective segment or function, and employee retention considerations. The Dover Committee reviews these recommendations and approves any compensation changes involving the CEO’s direct reports. In addition to making recommendations concerning the compensation of his direct reports, Dover’s CEO also reviews and approves recommendations made by his direct reports.

Dover Communication Technologies’ Chief Executive Officer. As CEO of Dover Communication Technologies, Mr. Niew was responsible for making recommendations to Dover’s CEO concerning 2013 compensation decisions involving his direct reports, including Knowles’ other NEOs. These recommendations were based upon his assessment of each individual’s performance, the performance of the individual’s respective business unit or function, and employee retention considerations. Dover’s CEO reviewed these recommendations and approved the final compensation decisions for Mr. Niew’s direct reports.

Independent Compensation Consultant. The Dover Committee has retained Semler Brossy as its independent executive compensation consultant. This firm routinely provides the Dover Committee with an evaluation of the market competitiveness of Dover’s executive compensation packages, an assessment of pay in relation to performance, input into CEO and other executive pay decisions and input on other compensation-related matters at the request of the Dover Committee. The firm reports directly to the Dover Committee, and the Dover Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Dover Committee, upon request, and communicates with the chair of the Dover Committee between meetings. While the Dover Committee values the advice of its consultant, the Dover Committee and the other independent directors of Dover’s Board are the sole decision-makers in regard to the compensation of executive officers.

For Dover, the 2013 compensation determination process with respect to Knowles’ NEOs was as follows:

•

February 2013 - The Dover Committee and the independent directors of Dover’s Board reviewed and approved the financial performance targets for the Executive Officer Annual Incentive Plan (“AIP”). Dover’s CEO approved the strategic goals for each of his direct reports, including Mr. Niew. Mr. Niew, in turn, approved the strategic goals for each of his direct reports, including all of Knowles’ NEOs.

•

November 2013 - The Dover Committee reviewed and considered market compensation data and executive compensation trend information from its independent consultant. In light of the planned spin-off, the Dover Committee reviewed market compensation data that were aligned with the planned post-spin roles for Knowles’ officers.

•

January 2014 - The Dover Committee reviewed with Dover’s CEO the financial and strategic performance of Mr. Niew in 2013. After discussion, the Dover Committee approved pay actions for Mr. Niew. The Dover Committee certified the performance results for the incentive plans. Dover’s CEO reviewed with Mr. Niew the performance of each of Mr. Niew’s direct reports, including all of Knowles’ other NEOs and approved the compensation decisions made for those individuals.

Going forward

Knowles follows a compensation determination process that is similar to Dover’s. The Compensation Committee of Knowles’ Board of Directors (the “Knowles Committee”), consisting of independent directors, oversees the development and administration of Knowles’ compensation and benefits policies and programs. In addition, the Knowles Committee makes recommendations to the Knowles Board on Knowles’ CEO compensation except with respect to compensation intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code, which is approved by the Knowles Committee. The Knowles Committee also approves compensation recommendations for Mr. Niew’s direct reports. Following the spin-off, the Knowles Committee retained Semler Brossy as its independent compensation consultant.

Pay Mix

Dover’s executive compensation program for executive officers has been designed to emphasize performance-based compensation. Fixed compensation elements, such as salary, although essential to a competitive compensation program, are not the focal point of the program. As part of Dover, the majority of Knowles’ NEOs’ compensation has been “at risk,” which means that it varies year to year depending on factors such as net income, Dover’s earnings per share on a fully-diluted basis (“EPS”), earnings before interest and taxes (“EBIT”), revenue or the internal Total Shareholder Return (“iTSR”) of an NEO’s business unit, Dover’s actual stock price performance and relative Total Shareholder Return (“TSR”) versus that of Dover’s peers. Dover believes that its financial metrics are the drivers of shareholder value, while the market measures focus on actual shareholder value creation.

Going forward

Knowles continued the emphasis on performance-based compensation as a stand-alone company. The majority of compensation is “at risk” with annual incentive compensation to be paid upon achievement of financial and individual strategic goals. Long-term incentives are based 100% on equity with a mixture of stock options/SSARs and RSUs, as described below under “Section 3—Compensation Components—Dover Equity Awards.”

Competitor Data—Peer Groups

The Dover Committee references two overlapping peer groups in making executive compensation decisions: (1) a smaller, more tightly clustered group for assessing executive pay levels and practices and (2) a broader group for assessing Dover’s financial performance and total shareholder return.

For assessing 2013 executive pay programs and levels, in 2012 the Dover Committee selected a group of 21 companies that are similar to Dover in terms of end markets, complexity, revenue, and market capitalization. The Dover Committee believes that this group (listed below), in combination with survey-reported information, provides an appropriate representation of the market for executive talent.

Executive Pay Levels and Practices Peer Group

Cameron International	Illinois Tool Works	Roper Industries
Corning	Ingersoll-Rand	SPX Corp.
Danaher	Pall Corp.	Textron
Eaton Corp.	Parker-Hannifin	Timken Company
Emerson Electric	Pentair	Tyco International Weatherford
Flowserve Corp.	Precision Castparts Corp.	3M Company
FMC Technologies	Rockwell Automation

For measuring TSR—the basis for Dover’s performance shares—the Dover Committee concluded that an expanded group of companies (building from the 21 above) would better represent the range of alternatives for Dover’s shareholders’ capital and help to mitigate the impact of any single-company events on relative performance measurements.

Company size was not explicitly considered in developing the expanded performance-benchmarking group, as it is less of a direct consideration when comparing shareholder returns. Other than size, each of the previously mentioned criteria was utilized in determining the performance benchmarking peer group.

Performance Share TSR Peer Group (for awards made in 2011)

Actuant Corp	Honeywell International	Parker Hannifin
AGCO Corp	Hubbell, Inc.	Pentair
Agilent Technologies	IDEX Corp	Precision Castparts Corp.
Ametek Inc.	Illinois Tool Works	Rockwell Automation
Cameron International	Ingersoll-Rand	Roper Industries
Carlisle Companies	ITT Corp	SPX Corp.
Crane Co.	Leggett & Platt	Terex Corp.
Danaher	Manitowoc	Timken Company
Deere & Co.	Masco Corp	Tyco International
Eaton Corp.	Oshkosh Corp	United Technologies
Emerson Electric	Paccar, Inc.	Weatherford Intl.
Flowserve Corp	Pall Corp.	3M Company
FMC Technologies

The Executive Pay Levels and Practices peer group was used to prepare the market data reviewed by the Dover Committee to assess Mr. Niew’s 2013 compensation. The Performance Share TSR peer group was used by Dover to measure the relative performance of Dover for the three year period 2011-2013. In connection with the spin-off, outstanding performance shares were converted into restricted stock units based on target level achievement of the performance goal and remain subject to time-based vesting.

In addition to peer group information, Dover has historically referred to pay data for manufacturing companies from the Mercer US Global Premium Executive Remuneration Suite, Towers Watson Survey Report on Top Management Compensation, Hewitt Total Compensation Management surveys and databases, and Equilar Top 25 Survey. These surveys were selected because they include a broad range of manufacturing companies that are comparable to Dover in many ways, including geographic diversity, substantial U.S. operations, comparable revenues, and operations in many of the same manufacturing sectors.

Going forward

Knowles’ process for setting its executive officer compensation levels is similar to the process used by Dover. Knowles’ Compensation Committee seeks input from the independent directors on Knowles’ Board, Knowles’ CEO, and its independent compensation consultant. Since Knowles operates on the same fiscal calendar as Dover, the timeline used for making decisions surrounding compensation is similar to that of Dover.

Dover engaged Towers Watson, on Knowles’ behalf, to assist in designing Knowles’ anticipated executive compensation program. With the assistance of Towers Watson, an initial industry peer group was developed to benchmark compensation in the markets in which Knowles recruits for executive talent. The selected group of companies is similar to Knowles in terms of end markets, complexity, and revenue. In addition, Knowles uses the following survey data to benchmark executive pay when peer group data are not available: Towers Watson General Industry Executive Database, Towers Watson Top Management Survey Report, and Mercer Benchmark Database. Towers Watson reviewed a sample of recent spin-offs to assess market compensation practices and this information was used to make recommendations to the Dover Committee on post-spin Knowles NEO pay levels, Knowles equity plan design and long-term incentive grants. Knowles’ Compensation Committee engaged Semler Brossy as its independent compensation consultant in 2014 after the spin-off.

Knowles Executive Pay Levels and Practices Peer Group

Atmel Corporation	Fairchild Semiconductor Int’l Inc.	Molex Inc.
AVX Corporation	Interdigital Inc.	RF Micro Devices Inc.
Ciena Corporation	Littelfuse Inc.	Silicon Laboratories Inc.
Cirrus Logic Inc.	LSI Corporation	Skyworks Solutions Inc.
Cree Inc.	Methode Electronics, Inc.	Vishay Intertechnology, Inc.
Cypress Semiconductor Corp	Microsemi Corporation

The table below provides 2012 revenue statistics for the above peer group and Knowles.

Percentile	2012 Revenue ($ Million)
75th Percentile	1,689
50th Percentile	1,318
Knowles	1,118
25th Percentile	757

Section 2 — 2013 NEO Compensation Decisions

The compensation awarded to Knowles’ NEOs in 2013 reflected their respective business units’ financial performance and their individual performance against strategic goals.

Changes in 2013 Salary

There was no salary increase for Mr. Niew in 2013. Knowles’ other NEOs received salary increases in 2013 ranging from 0% to 4.0%, based on their individual performance and the relative competitiveness of total compensation, based on survey data. These salary increases were recommended by Mr. Niew for all other NEOs. The recommendations were approved by Dover’s CEO.

2013 Annual Bonus and Long-Term Incentive Award Target Amounts

In 2013 the Dover Committee reviewed a total compensation analysis for the company peer group recommended by Semler Brossy to assess the competitiveness of the total compensation of Dover’s CEO and each of his direct reports, including Mr. Niew. Based on this review and upon the recommendation of Dover’s CEO, the Dover Committee left unchanged Mr. Niew’s target annual bonus and long-term incentive award amounts for 2013. Mr. Niew recommended 2013 target total compensation levels for each of his direct reports, including Knowles’ NEOs, based on the performance of each executive and the competitiveness of each executive’s total compensation.

A summary of the approved 2013 target compensation levels for each of Knowles’ NEOs is below:

	2013
	Salary	Target Annual Bonus	Target LTI
Jeffrey S. Niew	$525,000	100%	$1,000,000
John S. Anderson	$335,000	50%	$400,000
David W. Wightman	$375,000	50%	$400,000
Michael A. Adell	$285,000	40%	$300,000
Raymond D. Cabrera	$283,250	40%	$300,000

Annual Incentive Awards — Financial Objectives

Mr. Niew participated in Dover’s Executive Officer AIP in 2013. The AIP was designed to reward Dover’s executive officers with an annual bonus for the achievement of both financial and strategic objectives, which are linked to Dover achieving its longer-term goals. For Section 162(m) purposes, the amount available to be paid under the AIP each year is determined by the extent to which Dover achieves that year’s EPS goal established at the beginning of the year. Achievement of Dover’s EPS target allows maximum bonuses to be paid, subject to the negative discretion of the Dover Committee in determining the final bonus to be paid to each senior executive participating in the AIP. For purposes of the annual incentive plan, Dover’s 2013 EPS from continuing operations target was $5.19 per share which, as permitted by the plan, reflected adjustments that included any businesses acquired during the year. On this basis, Dover achieved EPS from continuing operations of $5.57 per share, such that bonuses were available to be paid at 100% of maximum.

The bonuses actually paid under the AIP for 2013 were equal to or less than this maximum funding amount. In determining the actual bonus to be paid to each AIP participant, fifty percent of each participant’s bonus was based upon the achievement of specific financial targets and 50% was based upon the achievement of specific individual strategic goals.

Knowles’ other NEOs participated in Dover’s annual bonus program, with such Dover performance goals as set forth below.

For all of Knowles’ NEOs, the financial targets listed below were utilized to determine the 50-60% of their annual bonuses that were tied to financial results.

	Actual Financial Performance as % of Financial Target
	Dover Net Income (1)	Sales	DCT EBIT	Division EBIT
Dover Communication Technologies, Inc. (Niew, Anderson and Cabrera)	109%	93%	79%	n/a
Vectron (Wightman)	n/a	94%	79%	97%
Knowles Acoustics (Adell)	n/a	108%	79%	111%

(1)	For the purpose of annual bonus financial performance determination, Dover Net Income is defined as Net Income from continuing operations excluding any businesses in discontinued operations and costs directly related to the spin-off of Knowles.

Annual Incentive Awards — Strategic Objectives

As described above, each of Dover’s executive officers, including Mr. Niew, and each of Knowles’ other NEOs had strategic objectives that were utilized to determine the remaining 50% of their annual incentive. The individual NEO strategic goals, which are described below, were linked to the overall success of Dover, as it continued to move forward on its strategic pathway to achieve consistent long-term success.

Mr. Niew

•

In 2013, Mr. Niew continued to lead the effort to grow Knowles’ revenue through design wins and new technology development. In addition, he continued to lead Knowles’ effort to improve productivity, including the startup of Knowles’ Philippines operations. The results of Sound Solutions continue to be below expectations due to further deterioration at certain OEMs.

Other NEOs:

•

As members of the Dover Communications Technologies shared services leadership, Mr. Anderson and Mr. Cabrera jointly led efforts to fill key executive-level positions with high potential talent, achieve productivity savings, achieve operational status for Knowles’ new Philippines facility, and grow revenue for Knowles’ Integrated Audio Systems. The results of Sound Solutions continue to be below expectations due to further deterioration at certain OEMs.

•

Mr. Wightman supported the transition of the Microwave Products business unit to other Dover divisions, including the completion of post-spin working agreements and legal requirements. He made progress on reducing the cost of goods sold to increase the competitiveness of the business.

•

Mr. Adell led the launch and continued growth of the SiSonic product line, which has exceeded revenue and profit goals. He led the formation and execution of Knowles’ Integrated Audio Systems strategy, which included the development of strategic supplier and customer agreements. He developed and executed future technology development strategies.

Annual Incentive Awards — Payments

Based on 2013 financial performance against the original goals, and the performance of Knowles’ NEOs against their strategic objectives, Knowles’ NEOs were paid the following amounts in the first quarter of 2014:

	AIP $ Payout 2013	AIP Payout as % of Target 2013
Jeffrey S. Niew	445,000	85%
John S. Anderson	141,747	85%
David W. Wightman	138,059	74%
Michael A. Adell	172,628	151%
Raymond D. Cabrera	95,880	85%

Vectron Success Bonus

Mr. Wightman’s role with Dover was expanded to include the Vectron business unit in April 2013. As a result of his increased responsibilities, he was afforded a one-time cash incentive opportunity called the Vectron Success Bonus, with payment based on Vectron’s 2015 financial performance as measured by EBIT margin percentage and sales in fiscal year 2015. Mr. Wightman will be eligible to earn a

Vectron Success Bonus if Vectron achieves at least 7% EBIT margin and $100 million in sales, and he does not otherwise receive an incentive payment pursuant to the Cash Performance Program. Subject to achievement of the financial goals and his continued employment, payment will be made in 2016.

Going forward

Knowles’ NEOs will continue to receive a significant portion of their compensation in the form of “at-risk” pay. As noted above, Knowles adopted an annual cash incentive plan, which rewards Knowles’ NEOs based on the satisfaction of a combination of corporate financial metrics, business unit financial metrics and operational goals, as established by Knowles’ Compensation Committee. Each NEO has a target annual incentive payment, expressed as a percentage of his base salary.

Realized Long-Term Performance Based Compensation

Cash Performance Program (“CPP”)

Dover’s three-year CPP rewards executives for improving the value of the entity through earnings growth and cash flow generation over a three-year period. The payout methodology and details of the program can be found in the section entitled “Compensation Components” under the subheading “Cash Performance Program Awards.” The payouts to Knowles’ NEOs from the plan for the three-year period ending December 31, 2013 were:

	CPP Payout	CPP Payout as % of Target
Jeffrey S. Niew	$296,430	99%
John S. Anderson	$600,320	375%
David W. Wightman	$0	0%
Michael A. Adell	$549,264	458%
Raymond D. Cabrera	$549,264	458%

Performance Shares

In February 2011, Dover issued performance share awards that may be earned over three years based on the TSR of Dover’s stock relative to its peer group over that time period. Mr. Anderson is the only Knowles NEO who participated in the performance share award program in 2011 and he received a target performance share grant of 901 shares. For the three-year period ending December 31, 2013, Dover had a TSR of 75.4%, placing it at the 59.2 percentile of its peer group. This results in a payout of 136.8% of the original grant. As a result, Mr. Anderson received 1,233 shares.

Going Forward

Knowles’ NEOs will continue to receive a significant portion of their compensation in the form of “at-risk” pay. Knowles uses annual grants of Knowles equity in the form of stock options/SSAR and Restricted Stock/RSUs as part of Knowles’ NEOs compensation. Knowles does not utilize a cash performance plan or performance shares as part of Knowles’ Long Term Compensation Program. Knowles converted outstanding performance shares to Knowles RSUs with the same terms and conditions as the outstanding performance shares, except that such RSUs have time-based vesting.

2014 Target Compensation Decisions

The Dover Committee approved target compensation level changes for Messrs. Niew and Anderson which took effect in February 2014, that are commensurate with their expanded roles as CEO and

CFO, respectively. The Knowles Compensation Committee approved merit increases for the other NEOs, which took effect on February 28, 2014.

The post-spin target compensation levels for all NEOs are as follows:

	2014 Post-Spin Target Compensation
	Salary	Target Bonus	Target LTI
Jeffrey S. Niew	$625,000	120%	$2,500,000
John S. Anderson	$370,000	70%	$700,000
David W. Wightman	$375,000	50%	$300,000
Michael A. Adell	$325,000	40%	$300,000
Raymond D. Cabrera	$291,748	40%	$300,000

Mr. Adell received a one-time additional LTI grant in 2014 with a target value of $300,000, in order to offset the financial loss caused by the cancellation of his CPP target values by Dover at the time of the spin-off. In addition, Knowles’ NEOs received special one-time grants of equity at the time of the spin-off, as described in Section 3 below.

Section 3—Compensation Components

Dover offers a compensation program that provides structure and commonality across all of its operating companies. The following chart represents the components of Dover’s compensation program, and is not to scale for any particular NEO.

Executive Compensation Program

Consistent with its pay for performance philosophy, Dover provided the following compensation and benefits components to its senior management team, including Knowles’ NEOs. After the spin-off, Knowles’ NEOs will receive compensation and benefits under Knowles’ compensation program, as determined by Knowles’ Compensation Committee.

Compensation Element	Objective	2013 Dover Approach	Knowles Approach Going Forward
Salary	To provide a reasonable fixed level of annual cash compensation.	Individual salaries were set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. The market median was the reference for salaries.	Individual salaries will continue to be set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. The market median will be the reference for salaries.
Annual Incentive Plan Bonus	To encourage and reward the executive officer’s contribution toward producing strong financial and operating results and advancing Dover’s corporate strategy.	Awards were based 50% on financial performance (an assessment of Dover net income, revenue and/or earnings for the executive’s relevant business unit) and 50% on contributions to strategic initiatives.	Awards will be based on a combination of both financial performance and strategic personal objectives. Financial objectives will be based on Knowles financial goals and an executive’s relevant business unit when applicable.
Long-term Cash Performance Program Award	To encourage and reward an executive officer’s contribution in producing strong financial and operating results over a three-year period and to retain talented executives.	Payouts, if any, were based on each Dover business unit’s performance as measured by iTSR.	Knowles does not currently offer a long-term cash performance program.
Equity Awards	To encourage executive officers to focus on long-term performance, to retain talented executives and to align their interests with those of Dover’s shareholders.

SSAR awards created value only to the extent Dover’s stock price appreciates over the stock price at the time of grant of the award; time vesting only.

A portion of the equity award for each senior executive officer, including all NEOs, was in the form of performance shares. Performance shares vest based on Dover’s three-year total shareholder return compared to that of Dover’s peer group.

Knowles offers a combination of stock options and RSUs.

Stock options/SSARs create value only to the extent Knowles’ stock price appreciates over the stock price at the time of grant of the award, time vesting only.

RSUs will reward executives for stock price appreciation, while providing more stable value to enhance executive retention.

Compensation Element	Objective	2013 Dover Approach	Knowles Approach Going Forward
401(k), Pension and Health & Wellness	To provide competitive benefits, including tax-efficient retirement benefits, to retain talented executives and to encourage them to focus on long-term performance.

Dover executives, including all of Knowles’ NEOs, participate in retirement and benefit plans generally available to Dover employees on the same terms as other employees.

Some of Dover’s U.S.-based employees, including all of Knowles’ NEOs, also participate in a tax-qualified defined benefit pension plan. Pension benefits for all Knowles employees became frozen as of December 31, 2013.

All U.S.-based Dover employees are offered a health and wellness plan (including health, term life and disability insurance). None of Knowles’ NEOs receive enhanced health and wellness benefits.

Knowles provides health and welfare plans and qualified retirement plans that are generally available to most employees.

All U.S.-based Knowles employees are offered a health and wellness plan (including health, term life and disability insurance). None of Knowles’ NEOs receive enhanced health and wellness benefits.

Knowles does not offer a qualified defined benefit pension program, but Knowles does offer a 401(k) plan.

Non-Qualified Retirement Plan	To provide competitive benefits, including tax-efficient retirement benefits, to retain talented executives.	Dover offers two non-qualified plans with participation generally limited to individuals whose annual salary and bonus earnings exceed the IRS limits applicable to Knowles’ qualified plans: a pension replacement plan (“Dover PRP”) and a deferred compensation plan. All of Knowles’ NEOs are eligible to participate in these plans.

All Knowles executives who have participated in these Dover non-qualified plans had their benefit accruals frozen on December 31, 2013.

Knowles has not yet developed a supplemental executive retirement plan. However, Knowles reserves the right to develop a deferred compensation plan for key executives in the coming years.

Compensation Element	Objective	2013 Dover Approach	Knowles Approach Going Forward
Severance	To provide fair and consistent severance benefits and avoid individual negotiations.	All of Dover’s executive officers are covered under this executive severance plan. If a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will generally be entitled to receive twelve months of salary and healthcare benefits continuation; a prorated bonus for time worked during the year; and the next payable CPP award.	Knowles offers executive severance benefits similar to Dover’s executive severance benefits.
Change-in-Control	To retain talent in the event of a change-in-control. To provide consistent severance benefits in the event of termination following a change-in-control and avoid individual agreements.

Dover has a senior executive change-in-control (“CIC”) severance plan. The CIC severance plan establishes the severance benefits payable to eligible executives if they are involuntarily terminated following a change-in-control.

Dover does not provide tax gross-ups in the senior executive change-in-control severance plan.

Knowles offers executive severance and CIC benefits similar to Dover, including a prohibition on tax gross-ups for excise taxes caused by change-in-control severance payments.
Perquisites	To provide competitive programs to retain talent.

Dover has no formal executive perquisite program, nor does Dover own or operate any corporate aircraft.

Dover management and the Dover Committee believe that providing significant perquisites to executive officers would not be consistent with its overall compensation philosophy.

There have been limited legacy perquisite benefits provided to executives at the operating company level.

Knowles does not have a formal executive perquisites program.

Compensation Element	Objective	2013 Dover Approach	Knowles Approach Going Forward
Clawback policy and shareholding guidelines	To provide policies that protect shareholder interests.	Dover’s PRP includes a clawback provision. Dover adopted formal share ownership guidelines in 2009, whereby share ownership is a multiple of base salary (5x for the CEO and 3x for the other NEOs).	Knowles has adopted clawback policies and shareholding guidelines that are consistent with Dover’s policies and guidelines.

Salary

Dover set salaries of its executive officers at levels that were intended to motivate and reward annual achievements and continued service. The executive salary structure used the median as a reference for determining salaries, reflecting a philosophy that base compensation should range around the market median, with above-market compensation reflecting exceptional performance. This use of the median as a reference was also consistent with current market practice of Dover’s peer companies.

Going forward

Individual salaries will continue to be set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. Knowles also expects that the market median will be the reference for salaries.

Performance-Based Compensation

Dover offers incentive compensation on an annual and longer-term basis.

Annual Incentive Plan Bonus (AIP)

Executive officers at Dover who participate in the AIP, including Mr. Niew, may earn a bonus each year based on their performance against both financial and individual strategic goals. The annual bonus is funded for Section 162(m) purposes and then reduced to the final award based on financial and strategic goal achievement. AIP targets are determined according to an executive’s business/function complexity, size, and overall impact on Dover’s results, as well as strategic leadership and managerial responsibility.

For 2013, 50% of a Dover executive officer’s annual bonus was based on the achievement of financial performance criteria based on net income, revenue and/or operating earnings for segment executives. The other 50% of the annual bonus was based on the achievement of individual strategic objectives related to long-term value creation for Dover shareholders. Executives could achieve up to 200% of their target bonus for performance that is significantly above the targeted performance. They could receive significantly less than the target bonus for performance below the targeted level. Dover believes that balancing the measurement of performance for the AIP between financial and strategic objectives is an important factor in mitigating risk and creating long-term value for Dover’s shareholders.

Going forward

Knowles’ NEO’s annual bonuses are based on a combination of financial metrics and strategic personal objectives. As under the Dover AIP, Knowles’ executive officers have the potential to earn up to 200% of their target bonus for performance that is significantly above the targeted performance, and they may receive significantly less than the target bonus for performance below the targeted level. Knowles believes that balancing the measurement of performance for the AIP between financial and strategic objectives is an important factor in mitigating risk and creating long-term value for Knowles’ shareholders. In February 2014, Knowles assumed the agreement containing Mr. Wightman’s Vectron Success Bonus, which is described in Section 2.

Long-Term Incentive Plan (LTIP)

Dover offers senior executive officers incentive compensation over periods of time longer than one year under its LTIP. Awards made to Dover executive officers through 2012 were made under Dover’s 2005 Plan. Beginning with the awards made in 2013, long-term incentive awards to executive officers were made under Dover’s 2012 Plan, which was adopted by the Dover Board and Dover shareholders in 2012. The Dover Committee believes that compensation earned over a longer period helps retain highly qualified executive officers and motivates them toward longer-term goals that will benefit shareholders.

Long-term incentive awards are generally made only once each year during the Dover Committee meeting regularly held in the first quarter, after the announcement of earnings for the prior year. All SSAR grants, whenever made, have an exercise or base price equal to Dover stock’s closing price on the NYSE on the date of grant. Mid-year hires who participate in the Dover long-term incentive plan usually receive their first grant the following February.

The following table summarizes the components of Dover’s 2013 LTIP and the related performance criteria:

LTIP Component	Performance Criteria	Vesting or Exercise Period
CPP awards	iTSR	Awards vest and are paid in cash at the end of a three-year performance period.
SSARs	Market price of Dover common stock	SSARs are not exercisable until three years after grant; thereafter, they remain exercisable for another seven years.
Performance shares	TSR relative to performance peer group	Awards vest and are settled using shares at the end of a three-year performance period.

The 2013 present value grant amounts for Knowles’ NEOs were based on each NEO’s position and responsibility at the time of the grant. The resulting dollar value was allocated between CPP awards, SSARs, and performance shares with such allocation based on the executive’s responsibilities across the organization. Executives with comparable positions and responsibilities had similar long-term incentive compensation opportunities.

Cash Performance Program Awards. Dover makes cash performance awards annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards occurs three years later, conditional upon the calculated level of achievement relative to the preset iTSR targets by the participant’s business unit over the three-year period.

Payouts of Dover cash performance awards are made on a sliding scale using the following formula:

No payouts are made unless iTSR equals or exceeds 6%. The payout to any individual may not exceed $5,000,000 and total payouts for all participants for a business unit may not exceed 1.75% of the value created at that business unit over the three-year performance period.

iTSR is a measure of the change in an entity value plus the free cash flow generated by the entity over the three-year time period. In the case of iTSR, entity value is determined by using a multiple of the entity’s EBITDA. Dover believes increasing the entity value as measured by iTSR creates long-term shareholder value.

Dover Equity Awards. Dover equity awards generally consist of SSARs and performance shares, and in limited circumstances, restricted shares.

SSARs. All SSARs are granted with ten-year terms and are not exercisable until three years after their grant. The exercise or base price of all SSARs is the closing price of Dover stock on the date of grant.

Performance Shares. Performance shares represent potential payments of common stock based on Dover’s TSR relative to that of its peer group over the three-year performance period. Dividends are not earned on performance shares during the performance period.

Actual payments may range from 0% to 200% of target grant, as follows:

Restricted Shares. Dover grants awards of restricted shares in limited circumstances, such as for retention or recognition of special achievements. Dividends are accrued during the vesting period and paid only when the shares vest.

Treatment of outstanding Dover equity awards: In February 2014, the Dover equity awards previously granted to Knowles’ NEOs were converted to Knowles equity awards under Knowles’ new long-term incentive plan. In general, each award is subject to the same terms and conditions as were in effect prior to the conversion, except that performance shares converted to time-based RSUs based on target-level achievement of the performance goals. In addition, Knowles’ NEOs received new Knowles equity-based awards, as described below.

Going Forward

As noted above, Knowles approved a new long-term incentive plan in February 2014. Awards made under that plan will be primarily equity-based. Knowles intends to offer a combination of stock options and RSUs. Stock options create value only to the extent Knowles’ stock price appreciates over the stock price at the time of grant of the award, time vesting only. These stock options will have an exercise price set at the closing stock price on the grant date, with an expected three-year ratable vesting schedule. RSUs will reward executives for stock price appreciation, while providing more stable value to enhance executive retention. The RSUs are also expected to have a three-year ratable vesting schedule. The Knowles Committee approved and Knowles granted awards as described above to each of Knowles’ NEOs with a grant date of March 7, 2014 as part of Knowles’ annual long-term incentive grant program. Knowles refers to these grants as the “2014 annual grants.” The approximate values of the 2014 annual grants to Knowles’ NEOs are as follows: Mr. Niew — $2,500,000, Mr. Anderson — $700,000, and Messrs. Wightman, Adell and Cabrera — $300,000. Mr. Adell received a one-time supplemental grant with a value of $300,000 to offset the financial loss caused by the cancellation of his CPP target values by Dover at the time of the spin-off. The 2014 annual grants were made in March 2014 in a specific number of awards based on the above-described dollar values and the Knowles closing stock price on the date of grant.

Knowles does not anticipate introducing a performance cash plan or a performance share plan in the next year. In connection with the spin-off, outstanding Dover cash performance awards held by Knowles employees with a performance period extending beyond the distribution date were cancelled.

One-time special equity grants: The Dover Committee has approved one-time special grants of Knowles equity to select Knowles executives, including all of Knowles’ NEOs. These grants were approved by the Knowles Committee and consist of both stock options and time-based RSUs, which are designed to provide executive alignment with post-spin Knowles shareholders, and reward participants for long-term growth in Knowles’ stock price. The grants will vest 50% on the third anniversary of the grant date, and 50% will vest on the fourth anniversary of the grant date. This is a longer vesting period than the long-term incentive awards normally granted each year, which is intended to improve key employee retention and encourage long-term Knowles stock ownership over short-term financial gain.

These special awards of Knowles equity have a March 7, 2014 grant date. The Dover Committee approved a target dollar value for each participant, and the target dollar values was converted into a specific number of stock options and RSUs based on the Knowles closing stock price on the date of grant. The target award values for each of Knowles’ NEOs for this special equity grant are as follows:

Target Value of Special One-Time Equity Award
Jeffrey S. Niew	$4,000,000
John S. Anderson	$750,000
David W. Wightman	$300,000
Michael A. Adell	$1,000,000
Raymond D. Cabrera	$750,000

Section 4 — Other Compensation Programs and Policies

Executive Severance

Knowles’ NEOs have not had employment contracts. Dover has an executive severance plan that covers all of Knowles’ NEOs, which provides them severance benefits if they are terminated without cause. If a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will generally be entitled to receive twelve months of salary and healthcare benefits continuation; a prorated bonus for time worked during the year and the next payable CPP award.

See “Potential Payments Upon Termination or Change-in-Control.”

Senior Executive Change-in-Control Severance Plan

Dover has a senior executive change-in-control (“CIC”) severance plan. The CIC severance plan establishes the severance benefits payable to eligible executives if they are involuntarily terminated or resign for good reason following a change-in-control. During 2013, Messrs. Niew and Anderson were eligible to participate in Dover’s CIC severance plan. Under the Dover CIC severance plan Messrs. Niew and Anderson were not eligible for any tax gross-up on the benefit. An eligible participant is entitled to receive severance payments under the plan if, within 18 months after the change-in-control, either the executive’s employment is terminated by the company without “cause” or he or she terminates employment for “good reason” (as such terms are defined in the plan). The severance payments and benefits will consist of: a lump sum payment equal to 2.99 times the sum of his annual salary and bonus, reduced to 2.0 for a termination date that occurs after December 31, 2015; and one year of health care benefit continuation.

Mr. Wightman is party to an individual severance agreement that was in effect on December 31, 2013. The agreement entitles Mr. Wightman to receive severance payments if, within 18 months after a change-in-control, either his employment is terminated by the company for any reason other than “cause” (as defined in the agreement), death or disability, or he terminates employment for “good reason” (as defined in the agreement). The severance payments and benefits generally consist of: a lump sum payment equal to 3.0 times the sum of his annual salary and bonus, continuation of health care and insurance benefits for a period of three years following termination, and a gross-up on any excise taxes incurred under Sections 4999 and 280G of the Internal Revenue Code. This agreement has not been renewed and will expire on July 1, 2016.

Dover senior management, including all of Knowles’ NEOs, may not receive severance benefits under more than one plan or arrangement. Dover does not provide tax gross-ups in the senior executive change-in-control severance plan. Dover does use a “best net” approach, in which Dover pays the severance payment called for under the plan or the maximum severance payable before excise taxes are incurred, whichever results in a higher after-tax payment to the executive.

See “Potential Payments Upon Termination or Change-in-Control.”

Going Forward

Knowles does not offer employment contracts to any of its NEOs. In connection with the spin-off, Knowles adopted an executive severance plan and an executive change in control severance plan, which provide benefits similar to Dover, including a prohibition on tax gross-ups for excise taxes caused by change-in-control severance payments. CIC benefit payments will consist of a lump sum payment equal to 2.0 times the sum of the executive’s annual salary and bonus, as well as continuation of health care benefits for one year.

Benefits

401(k), Pension Plan and Health & Wellness Plans. Dover senior management, including all of Knowles’ NEOs, participate in retirement and benefit plans generally available to Dover employees on the same terms as other employees. Dover and most of its businesses, including Knowles, offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. Some of Dover’s U.S.-based employees, including all of Knowles’ NEOs, except Mr. Wightman, also participate in a tax-qualified defined benefit pension plan. All U.S.-based Dover employees are offered a health and wellness plan (including health, term life and disability insurance). None of Knowles’ NEOs receives enhanced health and wellness benefits.

Non-Qualified Retirement Plans. Dover offers two non-qualified plans with participation generally limited to individuals whose annual salary and bonus earnings exceed the IRS limits applicable to Knowles’ qualified plans: a pension replacement plan (“Dover PRP”) and a deferred compensation plan. All of Knowles’ NEOs are eligible to participate in both of these plans.

Benefits under the Dover PRP are determined using the benefit calculation and eligibility criteria as under the pension plan, except that United States Internal Revenue Code limits on compensation and benefits do not apply. Prior to December 31, 2009, the participants in the Dover PRP accrued benefits greater than those offered in the pension plan. Effective January 1, 2010, Dover modified this plan so that executives subject to United States Internal Revenue Service compensation limits will accrue future benefits that are substantially the same as benefits under the pension plan. Individuals who participated in the Dover PRP prior to January 1, 2010 will receive benefits calculated under the prior benefit formula through December 31, 2009 and benefits calculated under the lower Dover PRP benefit formula on and after January 1, 2010. Amounts receivable by the executives under the Dover PRP are reduced by any amounts receivable by them under the pension plan and the amounts of the company match in the 401(k) plan. PRP benefits for Knowles employees became frozen as of December 31, 2013.

Dover offers a deferred compensation plan to allow participants to elect to defer their receipt of up to 50% of salary and 100% of bonus and any payout of a cash performance award. Dover does not consider the deferred compensation plan to play a major role in its compensation program, as it does not match any amounts deferred or guarantee any particular return on deferrals. The plan merely permits executive officers to defer receipt of part of their compensation to later periods and facilitates tax planning for the participants.

Going Forward

Knowles’ executive officers participate in retirement and health and welfare plans generally available to other Knowles employees, on the same terms as other employees. Knowles does not offer a defined benefit pension or a pension replacement plan. There are no accrued additional benefits under Dover’s pension plan or pension replacement plan as of December 31, 2013. Beyond 2013, there will be no new deferrals to Dover’s deferred compensation plan, and Knowles does not anticipate developing a Knowles deferred compensation plan in the coming year other than a deferred compensation plan established by Knowles to administer the deferred compensation liabilities it has assumed pursuant to the employee matters agreement.

Clawback Policy

Dover’s PRP includes a clawback provision.

Anti-hedging and Anti-pledging Policy

Currently, all Dover employees who receive an award under its long-term incentive plan, including all of Knowles’ NEOs, are prohibited from hedging or pledging their position in Dover stock.

Relocation

As part of his acceptance of the role as President of Vectron, Dover asked Mr. Wightman to relocate to New Hampshire, and he was thus eligible for expense reimbursement through the Dover Enhanced Relocation Policy. This policy included Company reimbursement for all customary expenses associated with his relocation to New Hampshire, including a one-time payment of $250,000 to partially cover Mr. Wightman’s loss on the sale of his home, and subsequent gross-up of taxable relocation expense reimbursements.

Perquisites

Dover has no formal executive perquisite program, nor does Dover own or operate any corporate aircraft. Dover management and the Dover Committee believe that providing significant perquisites to executive officers would not be consistent with its overall compensation philosophy. None of Knowles’ NEOs received significant perquisites in 2013.

There have been limited legacy perquisite benefits provided to executives at the operating company level.

In 2013 Messrs. Adell and Cabrera participated in an Executive Medical Reimbursement Plan, which provided reimbursements for certain out-of-pocket medical expenses not covered under their health insurance plan. As of May 2013, Mr. Cabrera no longer participated in the Executive Medical Reimbursement Plan. Mr. Wightman was eligible for reimbursements of monthly fees associated with a golf club membership; this perquisite was discontinued in May 2013. Mr. Wightman receives a monthly car allowance for both business and personal travel expenses. Some NEOs participate in a legacy executive life insurance plan, which is expected to terminate on December 31, 2014.

Going Forward

Knowles’ executives receive benefits and perquisites similar to those generally available to other employees at Knowles. Knowles does not offer an Executive Medical Reimbursement Plan.

Shareholding Guidelines

Dover believes that its executives will most effectively pursue the long-term interests of its shareholders if they are shareholders themselves. In 2009, the Dover Committee adopted formal share ownership guidelines (subject to exceptions that may be granted by the Dover Committee for significant personal events or retirement planning).

The Dover Committee reserves the right to provide a portion of annual bonus and/or cash performance awards in stock for any Dover executive officer who fails to meet or make satisfactory progress toward satisfying the guidelines within the required time.

Tax Deductibility; Section 162(m)

Section 162(m) of the Internal Revenue Code limits Dover’s ability to deduct for corporate income tax purposes compensation in excess of $1 million paid to specified executive officers (including Mr. Niew) unless the compensation is performance-based under Section 162(m). The Dover Committee considers tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Accordingly, the Dover Committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interests of Dover shareholders.

Going forward

Knowles has adopted anti-hedging policies and will adopt a clawback policy, in accordance with SEC rules and the rules of the NYSE. Knowles has instituted an executive shareholding guideline policy to further align the executive interests with shareholder interests. Knowles has not introduced new perquisites for the executives, as Knowles does not feel it is aligned with Knowles’ philosophy of providing more pay at risk. Knowles is conducting its initial say-on-pay vote, as well as a vote on the frequency of future say-on-pay votes, at the 2014 Annual Meeting. Dover engaged Towers Watson on Knowles’ behalf to assist in designing Knowles’ anticipated executive compensation program. Knowles’ Compensation Committee engaged Semler Brossy as its independent compensation consultant in February 2014, without input from Dover or Knowles’ management.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2013.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Knowles’ Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee:	Richard K. Lochridge (Chair)*
Ronald Jankov*
Donald Macleod*

*	Appointed to the Compensation Committee of the Board of Directors in February 2014.

Summary Compensation Table

The Summary Compensation Table and notes show all remuneration for 2013 provided to Knowles’ NEOs, consisting of the following executive officers:

•	Knowles’ Chief Executive Officer;

•	Knowles’ Chief Financial Officer; and

•	Knowles’ next three most highly-compensated executive officers.

The determination of the most highly compensated executive officers is based on total compensation paid or accrued for 2013, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jeffrey S. Niew, President & Chief Executive Officer	2013	525,000	445,000	167,941	516,510	296,430	391	10,880	1,962,152
	2012	525,000	260,000	165,122	509,599	1,639,532	181,301	7,040	3,287,594

John S. Anderson, Senior Vice President & Chief Financial Officer	2013	335,000	141,747	67,192	206,592	600,320	4,865	8,040	1,363,756
	2012	325,000	170,000	66,078	203,851	653,526	50,569	9,893	1,478,917

David W. Wightman, Co-President, Specialty Components – Precision Devices	2013	375,000	138,059	0	183,642	0	0	495,768	1,192,469
Michael A. Adell, Co-President, Mobile Consumer Electronics – Microphones	2013	285,000	172,628	0	137,742	549,264	0	20,209	1,164,843
	2012	273,926	197,479	0	135,900	409,883	0	17,552	1,049,238

Raymond D. Cabrera, Senior Vice President, Human Resources & Chief Administrative Officer	2013	283,250	95,880	50,374	154,959	549,264	3,000	12,881	1,149,609
	2012	275,000	92,000	0	203,851	409,883	46,653	21,150	1,048,537

(1)	Bonus amounts generally represent payments under Dover’s AIP for Mr. Niew and under Dover’s annual bonus program for Messrs. Anderson, Wightman, Adell and Cabrera for the year indicated which payments are made in the first quarter of the following year. The Dover AIP and annual bonus program constitute non-equity incentive plans under FASB ASC Topic 718. Although they are based on the satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated and to distinguish them from the payouts under the Dover cash performance awards granted under the 2012 Plan and the 2005 Plan for the three-year performance period ended December 31 for 2012 and 2013.

(2)	The amounts generally represent the aggregate grant date fair value of Dover performance shares under the 2012 Plan and the 2005 Plan granted during the year indicated, calculated in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the Dover performance share awards are considered market conditioned awards and no probability assessment is made in calculating grant date fair value. The grant date fair values for the 2013 and 2012 performance share awards, respectively, were determined in accordance with FASB ASC Topic 718 using values of $80.47 and $71.98 per share calculated using the Monte Carlo simulation model. In connection with the spin-off, outstanding performance shares were converted into Knowles time-based RSUs. See “Treatment of outstanding Dover equity awards” in Section 3 above.

(3)	The amounts represent the aggregate grant date fair value of Dover SSAR awards granted during 2013, calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be realized by the NEOs. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 12 to the Notes to the Financial Statements contained in Dover’s Annual Report on Form 10-K for the year ended December 31, 2012. In connection with the spin-off, outstanding Dover SSAR awards were converted into Knowles SSARs. See “Treatment of outstanding Dover equity awards” in Section 3 above.

(4)	Amounts represent the payouts earned under Dover cash performance awards granted under Dover’s 2005 Plan for the three-year performance period ended on December 31 of the year indicated. The actual payouts will be made during the first quarter following completion of the performance period. See the amounts reported under the Bonus column for additional amounts paid as non-equity incentive plan compensation.

(5)	Amounts represent changes in present value of accumulated benefits under the Dover pension plan and/or Dover PRP during the year indicated. Effective January 1, 2010, Dover changed its PRP so that benefits accrued after January 1, 2010 are not eligible for unreduced benefits prior to age 65. As a result, the retirement age assumption changed from age 62 to age 65. This change in assumption decreases the present value of Dover PRP benefit accrued through December 31, 2009. Messrs. Niew, Anderson and Wightman all had decreases in total PRP value in 2013. For Mr. Niew, the change in 2013 PRP value was -$12,332; for Mr. Anderson, the change in 2013 PRP value was -$4,526; and for Mr. Wightman, the change in 2013 PRP value was -$77,600.

(6)	The amounts for 2013 for the named executive officers are categorized as follows: The amount for Mr. Niew represents $7,200 in 401(k) matching contributions, and $3,680 in employer costs of group term life (“GTL”) insurance. The amount for Mr. Anderson represents $8,040 in 401(k) matching contributions. The amount for Mr. Wightman represents $4,657 in 401(k) matching contributions, $8,400 in monthly car allowance, $3,085 in monthly reimbursements for a club membership (which was discontinued in May 2013), and $523,646 in relocation expenses. The relocation expenses include a one-time lump sum payment of $250,000 as partial reimbursement for losses incurred by Mr. Wightman in connection with the sale of his house for relocation to New Hampshire, and $180,663 in tax assistance in connection with the relocation. The amount for Mr. Adell represents $6,600 in 401(k) matching contributions, $12,156 in reimbursement of out-of-pocket medical expenses through the Executive Medical Reimbursement Plan and $1,453 in employer costs of GTL insurance. The amount for Mr. Cabrera represents $7,200 in 401(k) matching contributions, $4,052 in reimbursement of out-of-pocket medical expenses through the Executive Medical Reimbursement Plan and $1,629 in employer costs of GTL insurance. In addition, Dover purchased season tickets to various professional sporting events for business purposes and, from time to time, the NEOs will make personal use of the tickets when the seats are otherwise unused at no aggregate incremental cost to Dover.

Grants of Plan-Based Awards in 2013

All awards listed in the table below were granted by Dover, and have a grant date of February 14, 2013.

Name	Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (1)($)	Target ($)	Maximum ($)	Threshold (1)(#)	Target (#)	Maximum (#)
Jeffrey S. Niew	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	25,049	71.86	516,510
	Performance Shares (3)	n/a	n/a	n/a	0	2,087	4,174	n/a	n/a	n/a	167,941
	CPP (4)	0	400,000	3,000,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	525,000	1,050,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
John S. Anderson	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	10,019	71.86	206,592
	Performance Shares (3)	n/a	n/a	n/a	0	835	1,670	n/a	n/a	n/a	67,192
	CPP (4)	0	160,000	1,200,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	167,500	335,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
David W. Wightman	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	8,906	71.86	183,642
	Performance Shares (3)	n/a	n/a	n/a	0	n/a	n/a	n/a	n/a	n/a	n/a
	CPP (4)	0	240,000	1,800,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	187,500	375,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Vectron Success Bonus (6)	0	200,000	1,100,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Michael A. Adell	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	6,680	71.86	137,742
	Performance Shares (3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	CPP (4)	0	180,000	1,350,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	114,000	228,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Raymond D. Cabrera	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	7,515	71.86	154,959
	Performance Shares (3)	n/a	n/a	n/a	0	626	1,252	n/a	n/a	n/a	50,374
	CPP (4)	0	120,000	900,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	113,300	226,600	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Represents the minimum amount payable for a certain level of performance. Under each of Dover’s plans, there is no guaranteed minimum payment.

(2)	Represents an award of Dover SSARs under the 2012 Plan that will not be exercisable until February 14, 2016. The grant date fair value was calculated in accordance with FASB ASC 718, using a Black-Scholes value of $20.62 per SSAR.

(3)	Represents an award of Dover performance shares under the 2012 Plan. The Dover performance shares are scheduled to vest and become payable after the three-year performance period ending December 31, 2015 subject to the achievement of the applicable performance goal. The Dover performance share awards are considered market condition awards per FASB ASC 718 and the grant date fair value for the awards was calculated in accordance with FASB ASC 718, using a value of $80.47 per share calculated using the Monte Carlo simulation model.

(4)

Represents a Dover cash performance award under the 2012 Plan made on February 14, 2013 for the three-year performance period 2013 through 2015 compared to the base year 2012. The actual cash payout, if any, at the end of the three-year performance period is scheduled to be equal to the award amount multiplied by a percentage reflecting the level of achievement of the iTSR target by the executive’s business unit over the three-year period. The target amount shown assumes the award amount is multiplied by 100%. In connection with the spin-off, outstanding cash performance awards with a performance period extending beyond the distribution date were cancelled. See “Treatment of outstanding Dover equity awards” in Section 3 above.

(5)	The amounts shown in this row reflect the potential payouts in February 2014 for 2013 under the Dover AIP. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 200% satisfaction of the participant’s performance goals for 2013. The bonus amount to be paid by Dover in February 2014 is disclosed in the Summary Compensation Table in the column “Bonus” for 2013 for the executive officer.

(6)	The amounts shown in this row reflect the potential payouts in February 2016 for 2015 performance under the Vectron Success Bonus plan. The threshold, target and maximum amounts assume, respectively, below target, target, and stretch EBIT margin and revenue performance by the Vectron business unit in 2015.

Outstanding Equity Awards at Fiscal Year-End 2013

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unvested		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Jeffrey S. Niew			25,049	(1)	$71.86	2/14/2023
			27,531	(2)	$65.38	2/9/2022
			12,014	(3)	$66.59	2/10/2021
	18,657	(4)			$42.88	2/11/2020
									4,174	(6)	402,958	(9)
									4,588	(7)	442,926	(9)
John A. Anderson			10,019	(1)	$71.86	2/14/2023
			11,013	(2)	$65.38	2/9/2022
			10,812	(3)	$66.59	2/10/2021
									1,670	(6)	161,222	(9)
									1,836	(7)	177,247	(9)
									1,233	(8)	119,034	(9)
David W. Wightman			8,906	(1)	$71.86	2/14/2023
			9,789	(2)	$65.38	2/9/2022
			9,611	(3)	$66.59	2/10/2021
	14,925	(4)			$42.88	2/11/2020
	8,405	(5)			$38.00	2/10/2015
Michael A. Adell			6,680	(1)	$71.86	2/14/2023
			7,342	(2)	$65.38	2/9/2022
			4,806	(3)	$66.59	2/10/2021
Raymond D. Cabrera			7,515	(1)	$71.86	2/14/2013
			11,013	(2)	$65.38	2/9/2022
			4,806	(3)	$66.59	2/10/2021
									1,252	(6)	120,868	(9)

(1)	Dover SSARs granted on February 14, 2013 that are not scheduled to become exercisable until February 14, 2016. In connection with the spin-off, outstanding Dover SSAR awards were converted into Knowles SSARs. See “Treatment of outstanding Dover equity awards” in Section 3 above.

(2)	Dover SSARs granted on February 9, 2012 that are not scheduled to become exercisable until February 9, 2015.

(3)	Dover SSARs granted on February 10, 2011 that are not scheduled to become exercisable until February 10, 2014.

(4)	Dover SSARs granted on February 11, 2010 that became exercisable on February 11, 2013.

(5)	Dover stock options granted on February 10, 2005 that became exercisable on February 10, 2008.

(6)	Dover Performance shares granted on February 14, 2013 are scheduled to become payable after December 31, 2015 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%). In connection with the spin-off, outstanding performance shares were converted into RSUs with time-based vesting. See “Treatment of outstanding Dover equity awards” in Section 3 above.

(7)	Dover Performance shares granted on February 9, 2012 are scheduled to become payable after December 31, 2014 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%).

(8)	Dover Performance shares granted on February 10, 2011 became payable after December 31, 2013 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on actual achievement of the performance goal.

(9)	The amount reflects the number of Dover performance shares payable based on achievement of the maximum level of performance multiplied by $96.54, the closing price of Dover common stock on December 31, 2013.

Awards listed above were made under Dover’s 2012 Plan and 2005 Plan.

Option Exercises and Stock Vested in 2013

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Jeffrey S. Niew	45,143	(4)	2,257,791	—	—
John S. Anderson	12,593	(5)	545,664	1,657	119,072
David W. Wightman	5,840	(6)	260,639	—	—
Michael A. Adell	4,664	(7)	224,525	—	—
Raymond D. Cabrera	7,330	(8)	321,913	—	—

(1)	The “value realized on exercise” provided in the table represents the difference between the closing Dover stock price on the exercise date and the exercise or base price, multiplied by the number of Dover shares acquired upon exercise of the award.

(2)	Represents settlement of Dover performance shares granted on February 11, 2010 representing a contingent right to receive shares of Dover common stock, based on Dover’s relative total shareholder return versus that of Dover’s peer group over the three-year performance period ending December 31, 2012. The number of shares in the table represents a settlement at 158% of the original Dover performance share award.

(3)	The “value realized on vesting” provided in the table represents $71.86, the closing price of Dover stock on February 14, 2013, the settlement date of the Dover performance share awards, multiplied by the number of Dover shares issued upon settlement.

(4)	Represents the exercise on October 25, 2013 of SSARs granted on February 2, 2009 for 20,252 shares at an exercise price of $29.45 per share, and the exercise on July 23, 2013 of (a) SSARs granted February 2, 2006 for 5,471 shares at an exercise price of $46.00 per share, (b) SSARs granted on February 8, 2007 for 7,340 shares at an exercise price of $50.60 per share and (c) SSARs granted on February 14, 2008 for 12,080 shares at an exercise price of $42.30 per share.

(5)	Represents the exercise on August 1, 2013 of SSARs granted on February 11, 2010 for 6,000 shares at an exercise price of $42.88 per share, and the exercise on July 22, 2013 of SSARs granted on February 11, 2010 for 6,593 shares at an exercise price of $42.88 per share.

(6)	Represents the exercise on July 23, 2013 of stock options granted on February 12, 2004 for 5,840 shares at an exercise price of $41.25 per share.

(7)	Represents the exercise on October 28, 2013 of SSARs granted on February 11, 2010 for 4,664 shares at an exercise price of $42.88 per share.

(8)	Represents the exercise on October 21, 2013 of (a) SSARs granted on February 8, 2007 for 2,666 shares at an exercise price of $50.60 per share and (b) SSARs granted on February 11, 2010 for 4,664 shares at an exercise price of $42.88 per share.

Pension Benefits Through 2013

Name	Plan Name	Number of Years Credited Service (#)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jeffrey S. Niew (2)	Pension Plan	13.6	65	174,400	Not offered
	Dover PRP	8.3	65	289,800	Not offered
John S. Anderson (3)	Pension Plan	4.6	65	92,600	Not offered
	Dover PRP	4.3	65	10,800	Not offered
David W. Wightman (4)	Pension Plan	n/a	65	0	Not offered
	Dover PRP	13.9	65	1,572,800	Not offered
Michael A. Adell (2)	Pension Plan	11.2	65	101,600	Not offered
	Dover PRP	8.3	65	0	Not offered
Raymond D. Cabrera (2)	Pension Plan	16.5	65	222,800	Not offered
	Dover PRP	8.3	65	0	Not offered

(1)	This amount was earned by the NEO over his years of service at Dover. The present value of benefits was calculated assuming that the executive will receive a single lump sum payment upon retirement at the later of his current age or age 65.

(2)	Years of service are only credited for Dover PRP benefits following Dover’s acquisition of Knowles on September 27, 2005.
(3)	Mr. Anderson vested in the Dover Pension Plan and PRP benefits as of December 31, 2013.

(4)	Eligible to retire with the portion of his PRP benefit accrued through December 31, 2013 payable unreduced at age 62 with 10 years of service.

The amounts shown in the Pension Benefits table above are actuarial present values of the benefits accumulated through December 31, 2013. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount, which, if invested today at the assumed discount rate, would be sufficient on an average basis to provide estimated future payments totaling the current accumulated benefit. For purposes of the table, the assumed retirement age for each NEO is 65, the normal retirement age under each plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

Pension Plan

Dover offers a pension plan for which Dover employees, and the employees of its participating subsidiaries, are eligible to become participants after they have completed one year of service. Benefits under Dover’s pension plan, including those for Knowles’ NEOs, are determined by multiplying a participant’s years of credited service (up to a maximum of 35 years) by a percentage of their final average compensation, subject to statutory limits applicable to tax-qualified pension plans.

Dover pension plan participants generally vest in their benefits after five years of employment or, if earlier, upon reaching age 65, which is the normal retirement age under the plan. As of January 1, 2014, all NEOs are vested in their plan benefits.

Dover Pension Replacement Plan

Dover also maintains the Dover PRP, which is a non-qualified plan for tax purposes, to provide benefits to certain Dover employees whose compensation and pension plan benefits are greater than the compensation and benefit limits applicable to tax-qualified pension plans. Prior to January 1, 2010, Dover’s plan, which provided non-qualified retirement benefits, was the SERP. Effective January 1, 2010, the SERP was amended to provide reduced benefits that are more consistent with the benefits provided under the pension plan and its name was changed to the Dover PRP.

Dover employees, including all of Knowles’ NEOs, are eligible to participate in the Dover PRP if they hold certain positions within Dover or its subsidiaries, are U.S. taxpayers, and earn more than a set percentage above the Internal Revenue Code’s compensation limits for tax-qualified pension plans. Dover’s CEO may designate other employees as eligible and may revoke the eligibility of participants.

The formula for determining benefits accrued under the Dover PRP after December 31, 2009, before offsets, is determined using the same benefit formula as under the pension plan, except that the Internal Revenue Code’s limits on compensation and benefits applicable to tax-qualified pension plans will not apply. Benefits under the former SERP, before offsets, were determined by multiplying the participant’s years of actual service with Dover companies, plus, in limited cases, prior service credit (to a combined maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan.

Benefits payable under the Dover PRP or SERP are reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of social security benefits. Effective January 1, 2010, PRP participants must complete five years of service to vest in their benefits. As of January 1, 2014, all of Knowles’ NEOs who participate in the PRP are fully vested in their benefits and are eligible to begin receiving benefits upon termination of employment. Effective January 1, 2010, Dover PRP benefits may be forfeited for “cause” (defined as conviction of a felony which places a Dover company at legal or other risk or is expected to cause substantial harm to the business of a Dover company or its relationships with employees, distributors, customers or suppliers).

Normal retirement age for purposes of the Dover PRP is age 65. Certain Dover employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service. Generally, benefits accrued after December 31, 2009 will be subject to early retirement reduction factors consistent with the reduction factors in the pension plan. Knowles NEOs’ benefits were frozen effective December 31, 2013. Knowles does not anticipate establishing a new pension replacement plan.

Nonqualified Deferred Compensation in 2013

Name	Plan Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Jeffrey S. Niew	Deferred Compensation Plan	78,750	0	48,399	0	260,747
John S. Anderson	Deferred Compensation Plan	392,116	0	77,495	0	594,086
David W. Wightman	Deferred Compensation Plan	0	0	326,850	75,703	2,575,516
Michael A. Adell	Deferred Compensation Plan	n/a	n/a	n/a	n/a	n/a
Raymond D. Cabrera	Deferred Compensation Plan	n/a	n/a	n/a	n/a	n/a

(1)	If any amounts were shown as executive contributions in 2013 they would be included in the Summary Compensation Table in the salary, bonus or non-equity incentive plan compensation columns, as appropriate, for the respective executive officers.

Dover’s deferred compensation plan is a nonqualified plan that permits select key management and highly compensated employees on a U.S. payroll to irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. Although Dover may make discretionary contributions to the plan, it has never done so and does not currently expect to do so.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts.

Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant.

Potential Payments upon Termination or Change-in-Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change-in-control as of December 31, 2013. The spin-off did not constitute a termination of any executive’s employment, a CIC of Dover or a sale of Knowles for purposes of the plans described below.

In November 2010, Dover adopted an executive severance plan (the “severance plan”) and senior executive change-in-control severance plan (the “CIC severance plan”). The severance plan creates a consistent and transparent severance policy for determining benefits for all similarly situated executives and formalizes Dover’s current executive severance practices. All of Knowles’ NEOs are eligible to participate in the severance plan. The severance plan provides that if a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will generally be entitled to receive twelve months of salary and healthcare benefits continuation; a prorated bonus for time worked during the year; and the next payable CPP award.

The CIC severance plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments based on current market practices. The CIC severance plan will apply to all executives who are subject to Dover’s senior executive shareholding guidelines on the date of a change-in-control (as defined in the plan), including Mr. Niew and Mr. Anderson. Each of the severance plan and the CIC severance plan gives Dover the right to recover amounts paid to an executive under the plan as required under any claw-back policy of Dover as in effect from time to time or under applicable law.

The 2012 Plan, the 2005 Plan and Dover’s other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination.

The table below shows the aggregate amount of potential payments and other benefits that each of Knowles’ NEOs would have been entitled to receive if his employment had terminated in certain circumstances, other than as a result of a change-in-control, on December 31, 2013. The amounts shown assume that termination was effective as of December 31, 2013, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s termination of employment. Annual bonuses are discretionary and are therefore omitted from the tables.

	Voluntary Termination / Early Retirement ($) (1)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (2)

Jeffrey S. Niew
Cash severance	n/a		1,050,000	(3)	n/a
Cash performance award	296,430	(4)	296,430	(4)	0
Performance share award	0		0		0
Stock options/SSARs	1,001,135	(5)	1,001,135	(5)	0
Retirement plan payments	387,753	(6)	387,753	(6)	168,940	(7)
Deferred comp plan	260,747	(8)	260,747	(8)	260,747	(8)
Health and welfare benefits	0		20,025	(9)	0
Outplacement	n/a		10,000		n/a
Total:	1,946,065		3,026,090		429,687

John S. Anderson
Cash severance	n/a		502,500	(3)	n/a
Cash performance award	600,320	(4)	600,320	(4)	0
Performance share award	119,034	(10)	119,034	(10)	0
Stock options/SSARs	0	(5)	0	(5)	0
Retirement plan payments	94,767	(6)	94,767	(6)	85,616	(7)
Deferred comp plan	594,086	(8)	594,086	(8)	594,086	(8)
Health and welfare benefits	0		20,025	(9)	0
Outplacement	n/a		10,000		n/a
Total:	1,408,207		1,940,732		679,702

David W. Wightman
Cash severance	n/a		562,500	(3)	n/a
Cash performance award	240,000	(4)	240,000	(4)	0
Performance share award	0		0		0
Stock options/SSARs	1,885,779	(5)	1,885,779	(5)	0
Retirement plan payments	2,014,051	(6)	2,014,051	(6)	0	(7)
Deferred comp plan	2,575,516	(8)	2,575,516	(8)	2,575,516	(8)
Health and welfare benefits	0		11,705	(9)	0
Outplacement	n/a		10,000		n/a
Total:	6,715,346		7,299,551		2,575,516

	Voluntary Termination / Early Retirement ($) (1)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (2)

Michael A. Adell
Cash severance	n/a		399,000	(3)	n/a
Cash performance award	549,264	(4)	549,264	(4)	0
Performance share award	0		0		0
Stock options/SSARs	0	(5)	0	(5)	0
Retirement plan payments	101,599	(6)	101,599	(6)	101,599	(7)
Deferred comp plan	n/a		n/a		n/a
Health and welfare benefits	0		20,025	(9)	0
Outplacement	n/a		10,000		n/a
Total:	650,863		1,079,888		101,599

Raymond D. Cabrera
Cash severance	n/a		396,550	(3)	n/a
Cash performance award	549,264	(4)	549,264	(4)	0
Performance share award	0		0		0
Stock options/SSARs	0	(5)	0	(5)	0
Retirement plan payments	213,115	(6)	213,115	(6)	213,115	(7)
Deferred comp plan	n/a		n/a		n/a
Health and welfare benefits	0		20,025	(9)	0
Outplacement	n/a		10,000		n/a
Total:	762,379		1,188,954		213,115

(1)	Among the NEOs, only Mr. Wightman was eligible for early retirement as of December 31, 2013. Therefore, his calculation of severance payments assumes that he would accept early retirement instead of voluntary termination.

(2)	An executive whose employment is terminated by Dover for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the Dover PRP in accordance with the Dover PRP terms.

(3)	This amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs.

(4)	Represents payout of the Dover cash performance award for the performance period 2011-2013, assuming satisfaction of the applicable performance targets. This calculation assumes that the Dover Committee approves payouts for the performance periods for the NEO. Also includes for those NEOs eligible for early retirement under the Rule of 65 and subject to involuntary termination not for cause, an assumed pro rata payout in February 2015 at the 100% level of the Dover cash performance award for the three-year performance period 2012-2014, and an assumed pro rata payout in February 2016 at the 100% level of the Dover cash performance award for the three-year performance period 2013-2015. This calculation assumes that the Dover Committee approves payouts for the performance periods for the NEO.

(5)	Stock options / SSARs under voluntary and involuntary not for cause termination reflects the intrinsic value of vested but unexercised options and SSARs as of December 31, 2013, based on the December 31, 2013 Dover stock closing price of $96.54 per share. For the NEOs eligible for Early Retirement under the Rule of 65, reflects the value of vested Dover options and Dover SSARs as of December 31, 2013, which is the difference between the closing price of $96.54 per share of Dover common stock on December 31, 2013, and the exercise price of each Dover option and Dover SSAR award multiplied by the number of shares covered by such award, plus the value of unvested Dover options and Dover SSARs that would vest within 24 months following the executive’s retirement valued in the same manner.

(6)	Reflects benefits accrued under the Dover PRP and Dover’s pension plan as of December 31, 2013.

(7)	Reflects benefits accrued under Dover’s pension plan as of December 31, 2013. Benefits accrued under the PRP are forfeited in the event of a termination for cause as defined in the Dover PRP.

(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Dover deferred compensation plan as of December 31, 2013; no increase in such benefits would result from the termination event.

(9)	Under the Dover severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

(10)	Represents payout of the Dover performance share award for the performance period 2011-2013.

Potential Payments in Connection with a Change-in-Control (Without Termination)

As discussed below, the payment of severance benefits following a change-in-control is subject to a double-trigger—that is, such benefits are payable only upon certain specified termination events following a change-in-control. However, rights of an executive under Dover’s 2012 Plan and 2005 Plan, the Dover deferred compensation plan, the Dover pension plan, the Dover PRP and other incentive and benefit plans are governed by the terms of those plans and typically are effected by the change-in-control event itself, even if the executive continues to be employed by Dover or a successor company following the change-in-control.

All equity and cash performance awards outstanding as of December 31, 2013 were granted under Dover’s 2012 Plan or 2005 Plan which had similar terms. Under the 2012 Plan, upon a change-in-control, all outstanding Dover options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding Dover cash performance awards and Dover performance share awards immediately vest and become immediately due and payable. The performance periods of all outstanding Dover cash performance awards and Dover performance share awards terminate on the last day of the month prior to the month in which the change-in-control occurs. The participant is entitled to a payment, the amount of which is determined in accordance with the Dover plan and the relevant Dover cash performance award or Dover performance share award agreement, which is then prorated based on the portion of the performance period that the participant completed prior to the change-in-control.

Each person granted an award under Dover’s 2012 Plan is deemed to agree that, upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change-in-control of Dover, he or she will not voluntarily terminate employment with Dover or any of its companies and, unless terminated by Dover, will continue to render services to Dover until the person seeking to effect a change-in-control of Dover has abandoned, terminated or succeeded in such person’s efforts to effect the change-in-control.

Under the Dover PRP, upon a change-in-control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change-in-control. Under Dover’s deferred compensation plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the NEOs would have been entitled upon a change-in-control on December 31, 2013.

Named Executive Officer	Stock Options/ SSARs ($)(1)	Cash Performance Awards ($)(2)	Restricted Stock Awards	Performance Share Awards ($)(2)	PRP and Pension Plan ($)	Deferred Compensation Plan ($)
Jeffrey S. Niew	2,837,029	674,208	0	279,897	218,812	260,747
John S. Anderson	914,253	751,431	0	231,032	9,151	594,086
David W. Wightman	2,105,579	226,667	0	0	2,014,051	2,575,516
Michael A. Adell	537,579	719,264	0	0	0	0
Raymond D. Cabrera	672,575	662,597	0	36,932	0	0

(1)	Upon a change in control, all outstanding options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. The values shown reflect the intrinsic value of unvested and vested but unexercised options as of 12/31/2013.

(2)	Upon a change in control, all outstanding cash performance awards and performance shares immediately vest and become immediately due and payable. The performance periods of all outstanding cash performance awards and performance shares terminate on the last day of the month prior to the month in which the change-in-control occurs. The participant is entitled to a payment, the amount of which is determined in accordance with the plan and the relevant cash performance award or performance share agreement, which is then prorated based on the portion of the performance period that the participant completed prior to the change-in-control.

Potential Payments Upon Termination Following a Change-in-Control

Under Dover’s CIC severance plan, an executive officer covered by the plan (which in this case includes only Messrs. Niew and Anderson) will be entitled to receive severance payments if, within 18 months after the change-in-control, either his employment is terminated by Dover without “cause” or the executive terminates employment for “good reason,” as such terms are defined in the plan. The severance payments will consist of:

•

A lump sum payment equal to 2.99 (2.0 for a termination date that occurs after December 31, 2015) multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher; and

•	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

No executive may receive severance benefits under more than one plan or arrangement. Except as described below with respect to Mr. Wightman, if Dover determines that (i) any payment or distribution to an executive in connection with change-in-control, whether under the CIC severance plan or otherwise, would be subject to excise tax as an excess parachute payment under the Internal Revenue Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, Dover will reduce the severance payments made under the CIC severance plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax. Dover’s CIC severance plan does not provide any gross-up for excise taxes.

In addition, the executive is entitled to the life, accident and health insurance plans that Dover provided prior to the change-in-control (or equivalent benefits) at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change-in-control agreement, plus pre-judgment interest on any judgment with respect thereto.

Mr. Wightman is party to an individual severance agreement, which provides for severance payments if, within 18 months after a change-in-control, his employment is terminated by Dover for any reason other than “cause” (as defined in the agreement), death or disability, or he terminates employment for “good reason” (as defined in the agreement). The severance payments consist of:

•

A lump sum payment equal to 3.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) the average annual bonus earned over the three fiscal years prior to the termination date or the three fiscal years prior to the CIC date, whichever is higher;

•	Continued participation in life, accident and health insurance plans for three years following the termination date; and

•	A payment of any excise taxes, including a gross-up payment, that are incurred due to parachute payment calculations required for Sections 4999 and 280G of the Internal Revenue Code.

This agreement has not been renewed and the applicable tail period will expire on July 1, 2016. No NEO other than Mr. Wightman as described above is entitled to a tax gross-up in connection with a change-in-control.

The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon involuntary or good reason termination following a change-in-control on December 31, 2013.

Named Executive Officer	Lump Sum Amount($)	Health and Welfare Benefits ($)	Outplacement ($)	280G Tax Gross-Up/ Cutback Amount ($)(1)	Total ($)(2)
Jeffrey S. Niew	3,139,500	20,025	10,000	(1,755)	3,167,770
John S. Anderson	1,502,475	20,025	10,000	0	1,532,500
David W. Wightman	1,643,903	35,115	10,000	0	1,679,018
Michael A. Adell	399,000	20,025	10,000	0	429,025
Raymond D. Cabrera	396,550	20,025	10,000	0	426,575

(1)	The cutback amount shown in this column is a reduction in the amount payable under the CIC severance plan to the maximum amount payable without Mr. Niew becoming subject to Section 280G excise tax in accordance with the CIC severance plan as described above.

(2)	For additional potential amounts payable upon a change-in-control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 54.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

In order for shareholder proposals to be included in our proxy statement for the 2015 Annual Meeting, we must receive them at our principal executive offices, 1151 Maplewood Drive, Itasca, Illinois 60143, by December 4, 2014, being 120 days prior to the date of the first anniversary of the date of our proxy statement for the 2014 Annual Meeting of Shareholders. All other shareholder proposals, including nominations for directors, in order to be voted on at the 2015 Annual Meeting, must be received by us not earlier than January 13, 2015, and not later than February 12, 2015 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2014 Annual Meeting of Shareholders. In the event that the 2015 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2014 Annual Meeting of Shareholders, notice by a shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2015 Annual Meeting is mailed or such public disclosure of the date of the 2015 Annual Meeting is made, whichever first occurs.

Dated: April 3, 2014

By authority of the Board of Directors,

THOMAS G. JACKSON Secretary

KNOWLES CORPORATION ATTN: THOMAS JACKSON 1151 MAPLEWOOD DR ITASCA, IL 60143	VOTE BY INTERNET - www.proxyvote.com
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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1. Election of Directors Nominees	☐	☐	☐

01 Jeffrey S. Niew 02 Keith L. Barnes 03 Richard K. Lochridge

The Board of Directors recommends you vote FOR proposals 2. and 3.						For	Against	Abstain

2. Ratification of the appointment of PRICEWATERHOUSECOOPERS LLP as our independent registered public accounting firm for 2014.						☐	☐	☐

3. Advisory vote to approve named executive officer compensation.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain

4. Advisory vote to approve the frequency of holding an advisory vote on named executive officer compensation.					☐	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

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partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

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KNOWLES CORPORATION

Annual Meeting of Shareholders

May 13, 2014 1:00 PM CDT

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey S. Niew, John S. Anderson and Thomas G. Jackson, and each of them (with full power of substitution), as proxies for the undersigned, revoking all proxies previously given, and hereby authorizes them to vote all shares of Common Stock of Knowles Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 1:00 p.m. CDT on May 13, 2014 at The Westin Lombard Yorktown Center, 70 Yorktown Shopping Center, Lombard, IL 60148, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner specified on the reverse side. If this proxy is executed, but no instruction is given, this proxy will be voted “FOR” each of the director nominees, “FOR” proposals 2 and 3 and for “1 YEAR” on proposal 4. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and at any adjournment or postponement thereof.

Continued and to be signed on reverse side